Exhibit 10.15
EXECUTION COPY
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
ELECTRIC SERVICE AGREEMENT
DATED January 13, 2004

COFFEYVILLE RESOURCES
NITROGEN FERTILIZERS, LLC
ELECTRIC SERVICE AGREEMENT

TABLE OF CONTENTS
ARTICLE I.	DEFINITIONS

ARTICLE II.	ELECTRIC SERVICE CUSTOMER INFORMATION

ARTICLE III.	PAYMENT SECURITY

ARTICLE IV	ELECTRIC TRANSMISSION

ARTICLE V.	ELECTRIC POWER AND ENERGY

ARTICLE VI.	RATES AND CHARGES

ARTICLE VII.	BILLINGS AND PAYMENTS; TERMINATION OF SERVICE

ARTICLE VIII.	SERVICE CHARACTERISTICS

ARTICLE IX.	ELECTRIC STANDARDS FOR THE FACILITY

ARTICLE X.	METERING

ARTICLE XI.	FORCE MAJEURE

ARTICLE XII.	RIGHTS-OF-WAY AND ACCESS

ARTICLE XIII.	DELIVERY POINTS

ARTICLE XIV.	TERM

ARTICLE XV.	ASSIGNMENT

ARTICLE XVI.	LIABILITY; LEGAL REMEDIES

ARTICLE XVII.	AMENDMENT(S) AND RESERVATION OF POWERS

ARTICLE XVIII.	MOTORS-STARTING PROCEDURES AND ALLOWABLE CURRENTS

ARTICLE XIX.	MISCELLANEOUS

ELECTRIC SERVICE AGREEMENT
     This AGREEMENT FOR ELECTRIC SERVICE (The “Agreement” or the “Terms and Conditions of Service”) is made and entered into as of the ___ day of February, 2004, by and between the City of Coffeyville, Kansas (“City”), a municipal corporation organized and existing under the laws of the State of Kansas, and Coffeyville Resources Nitrogen Fertilizers, LLC (together with its successors and permitted assigns, “Coffeyville Resources”), a Delaware Limited Liability Company.
W I T N E S S E T H:
     WHEREAS, the City purchases wholesale power and energy, and transmission capacity; and owns and operates its own generation, transmission, and distribution facilities to furnish retail electric service to the geographic area identified as the City’s Certified Electric Service Territory pursuant to K S. A. 66-1,170, et seq.; and
     WHEREAS, Coffeyville Resources owns a nitrogen fertilizer facility (together with the associated BOC Air Separation Unit and any other related facilities, as further defined in Section 1.14 hereof, the “Facility) in the City’s Certified Electric Service Territory1, which is a retail customer of the City’s municipal electric utility; and
     WHEREAS, Coffeyville Resources and the City entered into that certain Memorandum of Agreement dated October 23, 2003 in which the parties set forth the general principles and terms and conditions to be incorporated into this Agreement; and
     WHEREAS, the City and Coffeyville Resources have agreed that these Terms and Conditions of Service shall govern the supplying by the City and taking by the Facility of the City’s municipal electric service for the Facility within the City’s Certified Electric Service Territory1; and
     WHEREAS, the City and Coffeyville Resources have agreed that these Terms and Conditions of Service supersede and cancel all previous terms and conditions of service pertaining to the supplying and taking of the City’s electric service by the Facility;
     NOW, THEREFORE, the City and Coffeyville Resources agree as follows:

[1]	As modified by the Kansas Corporation Commission on Jane 26, 2000, to include that portion of the Facility which originally was situated beyond the City’s Certified Electric Service Territory at the time the City entered into that certain Electric Service Agreement with Farmland Industries, Inc.

ARTICLE I. DEFINITIONS
     The following terms included in this Agreement shall be defined as follows:
1.1	“AEP” shall mean the American Electric Power Company, Inc., a New York corporation, and the facilities of any electric company division, affiliate, and/or subsidiary of AEP and any purchaser, successor, or transferee of AEP or any of AEP’s division, affiliates and/or subsidiaries.

1.2	“AEP Charges” shall mean the transmission charges and the ancillary services charges for power and energy transferred through the CSWS Transmission Service Agreement for the Facility, as set forth in Item 2 of the Rate Schedule.

1.3	“City” shall have the meaning given in the introductory paragraph.

1.4	“City Certified Electric Service Territory” shall mean the geographic area in which the City has the responsibility and exclusive right to supply retail electric service pursuant to K S A 66-1,170, et seq.

1.5	“Coffeyville Resources” shall mean Coffeyville Resources Nitrogen Fertilizers, LLC, a limited liability company organized and existing under the laws of the State of Delaware, together with its successors and assigns.

1.6	“CSWS Transmission Service Agreement” shall mean the “Firm Point to Point Transmission Service Agreement” between the City and Central South West Services, Inc (CSWS subsequently purchased by AEP) attached hereto as Exhibit 1.

1.7	“Demand” shall mean the rate at which electric energy is delivered expressed in kilowatts, megawatts, or other suitable unit at a given instant.

1.8	“Demand Charge” shall be that portion of the charge for electric service based upon the electric power (kW or kVA) consumed and billed under the Rate Schedule on the basis of the Demand Reading, taking into account any minimum demand requirement pursuant to the then applicable Power and Energy Supply Contract.

1.9	“Demand Reading” shall mean the highest or maximum demand for electricity the Facility registers in a given 30 minute interval during each billing period, but not less than forty (40) megawatts except as otherwise provided in the applicable Power and Energy Supply Contract. The Demand Reading, if applicable pursuant to the then existing Power and Energy Supply Contract, sets the Demand Charge for each billing period.

1.10	“Distribution Facilities” shall mean any electric line used to furnish retail electric service, including any line from a Substation to an electric consuming facility, but such term does not include any transmission facilities (including the Transmission Facilities as defined in this Agreement) There are no Distribution Facilities used to furnish retail electric service to the Facility Delivery Point(s) pursuant to this Agreement.

1.11	“Effective Date” shall mean that date upon which the sale of assets authorized by that certain Sale Order issued by the United States Bankruptcy Court in the Western District of Missouri on November 14, 2003, in connection with the jointly administered Case No 02-50557-JWV of Farmland Industries, Inc in Bankruptcy Proceedings under Chapter 11, are concluded.

1.12	“Energy Charge” shall mean that portion of the charge for electric service based upon the electric energy (kWh) consumed or billed under the Rate Schedule, taking into account any minimum energy, load factor, or Energy Lost and Unaccounted For requirement pursuant to the then applicable Power and Energy Supply Contract.

1.13	“Energy Lost and Unaccounted For” shall mean the difference between total net wholesale energy purchased by the City for the Facility in kilowatt-hours and the sum of kilowatt-hour sales to the Facility.

1.14	“Facility” shall mean any piece of land or real estate or any building, structure, or improvement or portion thereof that make up the Coffeyville Resources nitrogen fertilizer facility, the associated BOC Air Separation Unit, and any other related facilities or enhancements within the City Certified Electric Service Territory and within the area highlighted on the attached Exhibit 10 that receives or may receive power through the Facility Delivery Point(s) as defined in 1.15.

1.15	“Facility Delivery Point(s)” shall mean the 13.8 kV metering location(s) in 138/13.8 kV Substation B, as depicted on Exhibit 3, attached hereto.

1.16	“Force Majeure” shall mean “acts of God,” including but not limited to, flood, earthquake, storm, lightning or fire Force Majeure shall also include labor strikes, slow downs, or walkouts, war, riot, civil disturbance, sabotage, or restraint by a court or public authority, which by the exercise of due diligence and foresight could not reasonably have been avoided Force Majeure shall also include the temporary interruption or reduction in electric service, which, in the reasonable opinion of the City, is necessary to prevent severe system overload, or for the purpose of necessary maintenance, repairs, replacements, or installation of equipment. Except in the case of emergency, the City will give Coffeyville Resources as much prior notice as is reasonably possible of such temporary interruptions or reductions and will perform any necessary, replacements, repairs, or installation of equipment in accordance with a mutually agreeable schedule so as to cause the least inconvenience to the City and Coffeyville Resources.

1.17	“Meter” shall mean any device or devices used to measure or register electric power and energy.

1.18	“Operation & Maintenance Charges” shall mean the actual City cost of operating, maintaining, repairing, replacing and insuring the Transmission Facilities serving the Facility plus the overhead mark-up, all as set forth in the Rate Schedule.

1.19	“Payment Security Instrument” shall mean the instrument furnished pursuant to Article III hereof.

1.20	“Power and Energy Supply Contract” shall mean the City’s July 1, 1999 through December 31, 2002 “Firm Partial Requirements Electric Power and Energy Contract” with the Grand River Dam Authority, as amended on April 9, 2002 to extend the term through December 31, 2007, attached hereto as Exhibit 2, or any subsequent Power and Energy Supply Contracts executed by the City to serve the Facility.

1.21	“Power Factor” shall mean the ratio of real power (kW) to apparent power (kVA) for any given load and time. Generally, it is expressed as a percentage ratio.

1.22	“Power Factor Adjustment” shall mean an adjustment in the billing under the Rate Schedule if the Facility’s Power Factor varies from the specified range of percentages set forth herein.

1.23	“PSO” shall mean the Public Service Company of Oklahoma.

1.24	“PSO Interconnection Agreement” shall mean the Interconnection Agreement between the City and Public Service Company of Oklahoma (PSO), attached hereto as Exhibit 4.

1.25	“Rate Schedule” shall mean the schedule, attached hereto as Exhibit A, setting forth the amount to be paid by Coffeyville Resources to the City for electric service.

1.26	“Substation B” shall mean the 138/13 8 kV Substation as depicted on Exhibit 9, attached hereto.

1.27	“SWEPCO” shall mean Southwestern Electric Power Company.

1.28	“Transmission Capacity” shall mean the 90 megawatts of transmission capacity available for the use and benefit of the Facility over the Transmission Facilities and provided by the CSWS Transmission Service Agreement.

1.29	“Transmission Facilities” shall mean the City owned transmission facilities, inclusive of but not limited to, the two 138 kV transmission lines from the City/PSO Interconnection Point to and including Substation B used for the bulk transfer of energy from the City/PSO interconnection point to the Facility Delivery Point(s), but such term does not include any Distribution Facilities.

1.30	“Transmission Wheeling Charge” shall mean the wheeling charge to Coffeyville Resources for energy transferred across the transmission system and/or through the CSWS Transmission Service Agreement, as set forth in the Rate Schedule.
ARTICLE II. ELECTRIC SERVICE CUSTOMER INFORMATION
2.1	Coffeyville Resources shall provide customer information to the City Finance Department for service to the Facility through the Facility Delivery Points. This information shall include the name of the individuals who will be responsible for processing the account payment and local operations, with their mailing addresses, fax and phone numbers.
ARTICLE III. PAYMENT SECURITY
3.1	Coffeyville Resources shall furnish the City with a Payment Security Instrument, which shall be (a) an irrevocable Letter of Credit from a bank or financial institution acceptable to the City, (b) a Payment Security Bond from an insurance company acceptable to the City, (c) such other equivalent instrument or instruments from an entity or entities acceptable to the City, or (d) an interest-bearing, cash collateralized trust account with a financial institution in trust of the City, in each case in the amount of three million dollars ($3,000,000), to cover Coffeyville Resources’ obligations with respect to payment of the minimum Transmission Wheeling Charges and of monthly electric use billings. In the event Coffeyville Resources expands the Facility, and such expansion increases the average monthly electric charges by more than $125,000 per month measured at one hundred twenty (120) day intervals following the expansion, Coffeyville Resources shall increase the amount of the Payment Security Instrument by two (2) times the amount of the average increase.

3.2	In the event Coffeyville Resources breaches its requirement to make any of the payments or portions thereof as they become due for payment for the charges outlined in Section 3.1 above, and such breach has not been cured or corrected by Coffeyville Resources within ten (10) days after its receipt of written notice by the City to Coffeyville Resources of such breach, all of the remaining aggregate of payments shall immediately become due and payable If said payment is not made by Coffeyville Resources within ten (10) days after its receipt of written notice by the City to Coffeyville Resources as set forth above, then the City will make demand for all of the remaining aggregate of payments against the issuer of the Payment Security Instrument.

3.3	The Payment Security Instrument identified above is attached hereto as Exhibit 5. As of the date of this Agreement, the form of the Payment Security Instrument is in the full amount of $3,000,000 and is acceptable in form to the City for its term thereof.

3.4	If the Payment Security Instrument furnished pursuant to this Article III expires or is terminated prior to the expiration of the term of this Agreement, then Coffeyville Resources shall furnish a substitute Payment Security Instrument acceptable to the City no later than forty-five (45) days prior to the expiration or termination date of the Payment Security Instrument, or pay the aggregate unpaid balance of the amounts secured and owing. If the full amount owing is not paid in full by Coffeyville Resources or an acceptable substitute Payment Security Instrument is not furnished within thirty-five (35) days prior to the expiration or termination date of the Payment Security Instrument, then the City will make demand for payment due and owing against the issuer of the Payment Security Instrument.
ARTICLE IV. ELECTRIC TRANSMISSION
4.1	Subject to receipt by the City of the Payment Security Instrument required by Article III hereof, the City will have available for the use and benefit of the Facility ninety (90) megawatts of firm Transmission Capacity from the PSO/City Interconnection Point to the Facility Delivery Points and ninety (90) megawatts of Transmission Capacity provided by the CSWS Transmission Service Agreement, throughout the term of this Agreement.

The City is not obligated to provide in excess of ninety (90) megawatts of Transmission Capacity to Coffeyville Resources for the Facility.

4.2	If the Facility does not use the full ninety (90) megawatts of Transmission Capacity available for its use, the City may use such capacity to serve any retail customer within the City Certified Electric Service Territory without compensation to Coffeyville Resources However, for any new commercial or industrial customer that individually has a peak demand of 2 megawatts or more, commencing operations subsequent to the date of execution of this Agreement, the City shall provide during the term of this Agreement, a $0.001 (1 mill) rebate to Coffeyville Resources for each kilowatt-hour of energy paid for by such customer that was wheeled across the Transmission Facilities to serve such customer. This rebate is limited to a maximum of $2,500,000 over the life of the Agreement.

4.3	If the City sells any of the Facility’s unused ninety (90) megawatts of Transmission Capacity to any entity outside of the City Certified Electric Service Territory, the net revenues generated from the sale shall be divided equally between the City and Coffeyville Resources.

4.4	Any net revenue generated by the City from the transmission of energy across the Transmission Facilities by another power provider to serve retail customers outside of the City Certified Electric Service Territory shall be shared equally with Coffeyville Resources.

4.5	On or before July 1 of each year throughout the term of this Agreement, Coffeyville Resources shall provide the City a written forecast of estimated Transmission Capacity it intends to use in excess of 60 megawatts during the ensuing calendar year.

4.6	Coffeyville Resources may not resell any of the Transmission Capacity made available to the Facility under this Agreement on the City’s Transmission Facilities or through the CSWS Transmission Service Agreement.

4.7	Coffeyville Resources may not use any of the ninety (90) megawatts of Transmission Capacity made available to the Facility under this Agreement on the City’s Transmission Facilities or through the CSWS Transmission Service Agreement for any electric load or service except the Facility, without the written consent of the City as approved by the City’s Governing Body, which consent shall not be unreasonably withheld, and subject to the limitations set forth in the CSWS Transmission Service Agreement and the PSO Interconnection Agreement. In the future, if it becomes legally permissible for Coffeyville Resources to obtain power and energy for its Coffeyville Refinery through the ninety (90) megawatts of Transmission Capacity made available to the Facility on the City’s Transmission Facilities or through the CSWS Transmission Service Agreement, subject to City approval, which approval shall not be unreasonably withheld, and the limitations set forth in the CSWS Transmission Service Agreement and the PSO Interconnection Agreement, Coffeyville Resources shall be allowed to do so under Items 2 and 3 of the Rate Schedule and by payment of any additional cost incurred by the City, inclusive of but not limited to capital investments for additional Transmission and Distribution Facilities if necessary.

4.8	The City shall not amend any Facility related provisions of the CSWS Transmission Service Agreement that are within the sole control of the City without written concurrence from Coffeyville Resources.
ARTICLE V. ELECTRIC POWER AND ENERGY
5.1	Within sixty (60) days after the Effective Date, Coffeyville Resources will deliver to the City a written forecast of its estimated monthly power and energy requirements for the Facility for the time period beginning January 1, 2004 and ending December 31, 2007. Upon receipt of such forecast, the City will use its best efforts in good faith to secure such power and energy, subject to reasonable availability.

5.2	Thereafter, no later than five (5) months prior to the expiration of any existing Power and Energy Supply Contract, Coffeyville Resources will deliver to the City a written forecast of its estimated monthly power and energy requirements for the Facility for the five (5) year period beginning with the expiration date of the existing Power and Energy Supply Contract.

5.3	Coffeyville Resources understands and agrees that the cost and any other obligations associated with any Power and Energy Supply Contract for additional power and energy or any subsequent Power and Energy Supply Contract shall be billed to and paid for by Coffeyville Resources under the Rate Schedule.

5.4	The City’s obligation is limited to the extent that such power and energy are available through a firm Power and Energy Supply Contract(s), which, as provided above, the City shall use its best efforts in good faith to secure following Coffeyville Resources’ delivery of the forecast of estimated power and energy requirements.

5.5	The City shall use its best effort in good faith to obtain power and energy at the lowest price available delivered to the delivery point(s) on the SWEPCO or PSO systems of CSWS, consistent with the City’s best judgment as to the reliability of the supplier, and upon such other terms and conditions as the City may reasonably require Coffeyville Resources may reject any Power and Energy Supply Contract subsequent to such contract in effect on and as of the Effective Date hereunder, as proposed by the City However, if Coffeyville Resources rejects a Power and Energy Supply Contract as proposed by the City, the City is relieved of any and all obligations and responsibilities to provide power and energy to the Facility until such time that the City and Coffeyville Resources can obtain a Power and Energy Supply Contract agreeable to both parties Further, if Coffeyville Resources rejects a Power and Energy Supply Contract as proposed by the City, such action does not relieve Coffeyville Resources from its obligation and responsibility to pay any and all expenses or payments due or to become due in the future pursuant to this Agreement.

5.6	The City shall not amend any Facility related provisions of the Power and Energy Supply Contract that are within the sole control of the City without written concurrence from Coffeyville Resources.
ARTICLE VI. RATES AND CHARGES

6.1	Coffeyville Resources agrees to pay the City monthly during the term of this Agreement for electric service provided hereunder, in accordance with the Rate Schedule.
ARTICLE VII. BILLINGS AND PAYMENTS: TERMINATION OF SERVICE
7.1	The City’s electric meters shall normally be read at approximately monthly intervals and bills for electric service shall normally be submitted to Coffeyville Resources on monthly intervals. Whenever it is not possible with reasonable diligence to read a meter for a billing period, the City may submit an estimated bill based upon previous usage and other available information, with the amount of such bill to be subsequently adjusted as necessary when the next actual reading is obtained.

7.2	The City will mail and fax on the billing date a bill for electric service to the Facility at the address and facsimile number of the Facility, or at such other address and facsimile number designated by Coffeyville Resources pursuant to Article II herein Failure to receive a bill in no way exempts Coffeyville Resources from liability for payment for electric service Each bill will separately set out the AEP Charges due for the month.

Coffeyville Resources shall remit payment for the AEP Charges by wire transfer of immediately available rands in accordance with the billing instructions on the City’s monthly billing invoices.

7.3	Charges for electric service shall be due and payable monthly within 15 days after the billing date, and each monthly bill shall have stamped thereon the due date In the event a monthly bill is not paid in full by the due date indicated thereon, an order shall be issued (subject to Section 7.7 hereof) causing the electric service to the Facility to be disconnected, for such nonpayment.

7.4	Coffeyville Resources shall pay a flat ten (10%) percent of the balance due as a late charge on any delinquent payment.

7.5	If electric service has been disconnected due to a breach of this Agreement by Coffeyville Resources, re-connection shall occur only upon total payment of the amount past due, any applicable late charge and payment of a reconnection service charge in the amount of Ten Thousand Dollars ($10,000).

7.6	In the event Coffeyville Resources should offer payment for any monthly electric bill, or portion thereof, by means of a check or order which has not been honored on account of insufficient funds of the maker to pay same, or because the check or order was drawn on a closed account or on a non-existent account, or otherwise dishonored (unless wrongfully dishonored), a check service charge in the amount of Ten Thousand Dollars ($10,000) shall be charged and collected as a service charge for proper handling and administration. Provided, in the event two (2) such dishonored checks or orders are made to the City for electric service within any last preceding twelve (12) month period, payment of each monthly electric bill by Coffeyville Resources shall be made and acceptable only by certified or cashier’s check or wire transfer.

7.7	The City may discontinue electric service to the Facility for any of the reasons set forth below, after written notice stating the reason or reasons for such discontinuance has been given to Coffeyville Resources by delivery in accordance with Section 19.11 and by delivery to the address of the Facility or to such other billing address requested by Coffeyville Resources as shown on the City’s records, and the reason or reasons for such proposed discontinuance have not been cured or corrected by Coffeyville Resources within 10 days after receipt of such notice:
a)	Non-payment of a bill for electric service;

b)	Refusal by Coffeyville Resources or its representatives to provide the City reasonable access to its equipment located at the Facility;

c)	Violation by Coffeyville Resources of any applicable federal, state, city, or regulatory agency laws, rules or regulations covering electrical service or services to the Facility;

d)	Potential adverse effect of the Facility’s equipment and/or appurtenances on service to other customers;

e)	Violation of or non-compliance with any provision, of this Agreement for service;

f)	Failure of Coffeyville Resources to maintain current Payment Security Instruments as required pursuant to these Terms and Conditions of Service, except to the extent payment obligations have been satisfied by realizing through payment from the surety of a Payment Security Instrument or otherwise;

g)	Failure of Coffeyville Resources to increase the amount of the Payment Security Interest as provided in Article 3; or

h)	Failure of Coffeyville Resources to either pay the aggregate unpaid balance of the amounts secured and owing or furnish a substitute Payment Security Instrument as provided in Section 3.4.
7.8	The City may discontinue electric service without advance notice to Coffeyville Resources for any of the reasons set forth below:
a)	Existence of a dangerous or defective condition related to the wiring or equipment at the Facility;

b)	When a defective condition of wiring or equipment at the Facility results, or is likely to result, in danger to life or property or interference with proper service to others;

c)	Fraudulent use of electricity; or

d)	Tampering with the City’s regulating and measuring equipment or other property.
7.9	Coffeyville Resources shall be responsible for all damage to, misuse of, or loss of the City’s property located at the Facility, unless caused by an act of God or the negligence of the City and its agents. Coffeyville Resources shall not authorize anyone to change, remove, or tamper with the City’s property.

7.10	No regulating or measuring equipment, or other property or equipment owned by the City, wherever situated, whether located at the Facility or elsewhere, shall be tampered with or interfered with for the purpose of adjustment, fraudulent adjustment or otherwise. In the event the City’s electrical equipment has been tampered with, the City will follow the same procedures as for fraudulent use of electricity as outlined in these Terms and Conditions of Service.

7.11	For the purpose of these Terms and Conditions of Service, the term “Fraudulent Use of Electricity” shall include any unauthorized use of the City’s electric service and facilities by Coffeyville Resources.

7.12	In the event fraudulent use of electricity or evidence of attempted fraudulent use of electricity is discovered, or where the City’s regulating or measuring equipment or other property has been tampered with, electric service may be discontinued by the City without advance notice to the Facility. Electric service to the Facility will not be resumed until Coffeyville Resources shall have paid all bills including:
a)	The charge for the estimated amount of electricity fraudulently consumed;

b)	The cost of replacement or repair of any damaged City equipment; and

c)	A re-connection charge of Ten Thousand Dollars ($10,000).
ARTICLE VIII. SERVICE CHARACTERISTICS
8.1	Service hereunder shall be at alternating current, 3-phase, 4-wire, 60 Hertz, 13.8Y/7.97 kV, 75 MVA with an allowable variation of 10% above or below nominal voltages.

8.2	The City will use its best efforts in good faith to supply continuous electric service at the Facility Delivery Points. It shall be the responsibility of Coffeyville Resources to install and maintain protective devices, which will protect the Facility’s equipment or process during abnormal service conditions or the failure of part or all of the electric service. The provisions of the latest edition of the National Electrical Code and the National Electric Safety Code shall be considered as the minimum acceptable standard for the protection and safeguarding of persons, wiring and/or equipment of the Facility. In no event will the City be liable for any damages to Coffeyville Resources if the Facility equipment or process is not protected or safeguarded in conformity with such minimum code requirements, nor shall the City be liable for any service interruption, irregularities, or any other causes or abnormalities not caused by the sole negligence of the City.

8.3	In order to make necessary repairs to or replacements in the City’s facilities for supplying electric service, the City reserves the right in accordance with prudent utility practices, without incurring any liability therefor, to suspend service without notice to Coffeyville Resources for such periods as may be reasonably necessary. When conditions permit an attempt will be made to notify Coffeyville Resources of such an outage Insofar as is practicable, any interruption shall be made at a time, which will cause least reasonable inconvenience to the Facility.

8.4	The City also reserves the right to discontinue service to the Facility without advance notice, when a defective condition of wiring or equipment at the Facility results, or is likely to result, in danger to life or property or interference with proper service to others. Electric service to the Facility will not be resumed until the defective condition has “been remedied to the satisfaction of the City. If such defective condition is the result of tampering with City equipment, the provisions related to the fraudulent use of electricity shall also apply.

8.5	The City will endeavor at all times to maintain and operate its electrical system with minimal interruption and voltage fluctuations consistent with economically realistic operations and with prudent utility standards of other electric utilities.

8.6	Whenever high or low voltage problems are suspected the City will check the voltage. If necessary, corrective adjustment to the voltage will be made without delay.

8.7	Electric service shall be provided to the Facility by two 13.8Y/7.97 kV, 75 MVA services.

8.8	Coffeyville Resources hereby authorizes agents of the City to enter the Facility at all times for any purpose incidental to the supplying of electric service, including, but not limited to, inspecting the Facility’s equipment and connections; repairing, replacing or removing City property; or tree trimming and tree removal Refusal on the part of Coffeyville Resources to provide reasonable access for the above purposes shall be deemed to be sufficient cause for discontinuance of service.

8.9	Any and all equipment, apparatus and devices placed or installed, or caused to be placed or installed by the City on or in the Facility’s premises shall be and remain the property of the City, regardless of the mode or manner of annexation or attachment to real property. Upon the termination of this Agreement, the City shall, within a reasonable time, remove such equipment, apparatus, or devices.

8.10	City liability is limited as provided in Article XVI hereof.
ARTICLE IX. ELECTRIC STANDARDS FOR THE FACILITY
9.1	All of the Facility’s electrical wiring and apparatus connected or to be connected to the City’s Electric Service shall be at Coffeyville Resources’ expense and shall be installed and maintained by Coffeyville Resources in accordance with the National Electrical Code and the National Electrical Safety Code. In the event of a conflict between the National Codes and an applicable municipal code, the latter shall govern. The City reserves the right to refuse to connect to any wiring or apparatus which does not meet these Code requirements and the City may, without advance notice, discontinue service to the Facility when a defective condition of wiring or equipment is discovered at the Facility.

9.2	Facility electric power wiring, equipment and apparatus shall not produce harmonic currents and voltages which exceed the limitations set forth in IEEE Standard 519-1992 or the latest revision thereof, Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems.

9.3	If it is determined by the City that remedial action is required to correct an adverse condition produced by the Facility through use of any equipment causing such adverse condition, the City reserves the right, at Coffeyville Resources’ expense, to install any suitable or special equipment on City facilities, or the City may at its option, require Coffeyville Resources to install such equipment reasonably necessary to limit such adverse condition.
ARTICLE X. METERING
10.1	All meters shall be famished, installed and maintained by the City and remain its property. All meter bases, enclosures and other associated equipment shall be furnished and maintained by the City and remain its property. No metering equipment shall be by-passed for any reason, without prior approval of the City.

10.2	The City will test the accuracy of the Facility’s meter(s) within twenty (20) days after a written request has been received from Coffeyville Resources. If the meter(s) tested is found to be more than one percent (1%) incorrect, the City will not charge for such test. If the meter(s) is found to be within the accuracy limits of plus or minus one percent (1%), the City will charge Coffeyville Resources its cost to cover the costs to perform such test, plus a ten percent (10%) overhead mark-up.

10.3	If the results of a meter(s) test shows the average error to be more than one percent (1%) fast or more than one percent (1%) slow, the City will adjust the bill as follows:

a)	Fast Meters: The City shall refund Coffeyville Resources the overcharge based on the corrected meter reading for a period equal to one-half of the time elapsed since the last previous meter test, but not to exceed six months, or such shorter time period set forth in the applicable Power and Energy Supply Contract or the CSWS Transmission Service Agreement.

b)	Slow Meters: The City shall charge Coffeyville Resources for the electricity consumed but not included in bills previously rendered, based on the corrected meter reading for a period equal to one-half of the time elapsed since the last previous meter test, but not to exceed six months, or such shorter time period set forth in the applicable Power and Energy Supply Contract or the CSWS Transmission Service Agreement.
10.4	If a meter is found not to register or to have been registering intermittently for any period, the City may charge an estimated amount of electricity used, which shall be calculated from interchange meter readings, or by averaging the amounts registered over corresponding periods in previous years, or in the absence of such information, over similar periods of known accurate measurement preceding or subsequent thereto.

10.5	If a meter is found to have an incorrect register, connection, multiplier, or constant the error shall be corrected. Where the error is adverse to Coffeyville Resources, the City will refund the excess charged for the amount of electricity incorrectly metered for the period of time not to exceed 6 months the meter was used for billing Coffeyville Resources, or such shorter time period set forth in the applicable Power and Energy Supply Contract or the CSWS Transmission Service Agreement. Where the error is adverse to the City, the City will charge Coffeyville Resources the undercharge for the amount of electricity incorrectly metered for the period of time not to exceed 6 months the meter was used for billing Coffeyville Resources, or such shorter time period set forth in the applicable Power and Energy Supply Contact or the CSWS Transmission Service Agreement.
ARTICLE XI. FORCE MAJEURE
11.1	Neither Coffeyville Resources nor the City shall be considered to be in default in respect to any obligation hereunder (other than obligations to pay costs and expenses due) pursuant to this Agreement, if either the City or Coffeyville Resources is prevented from fulfilling such obligation under this Agreement by reason of Force Majeure.

11.2	If either party is prevented from performing or hindered in performing any of its obligations by reason of Force Majeure, then it will make performance as soon as is reasonably feasible thereafter.

11.3	Force Majeure shall not relieve Coffeyville Resources of its obligations to pay those amounts identified as Items 1A, 2, 3 and 4 of the Rate Schedule, or to pay any costs of energy consumed prior to the Force Majeure event; provided, however, that to the extent the City has been relieved of the City’s obligation(s) under the CSWS Transmission Service Agreement or the Power and Energy Supply Contract as a result of Force Majeure thereunder, Coffeyville Resources shall be relieved of the corresponding obligation(s) identified as Items 1A and 2 of the Rate Schedule.
ARTICLE XII. RIGHTS-OF-WAY AND ACCESS
12.1	When requested by the City, Coffeyville Resources shall provide to the City, at no cost to the City, necessary rights-of-way, easements, warranty deeds, or licenses on or across Coffeyville Resources owned real estate, at reasonable locations thereon, for the proper location upon such Coffeyville Resources real estate of City owned electric facilities, including Transmission Facilities that are reasonably utilized by the City for the delivery of power and energy at the Facility Delivery Point(s).

12.2	Authorized employees of the City shall have reasonable access to Facility premises at all reasonable times to inspect, repair, replace, or remove City facilities.
ARTICLE XIII. DELIVERY POINTS
13.1	The Facility Delivery Point(s) are set out on Exhibit 3, attached hereto.

13.2	Where a service connection cannot be made or maintained with adequate clearances without being interfered with by trees or other obstructions on the Facility’s Premises, it will be the responsibility of Coffeyville Resources to provide whatever collective measures are required.
ARTICLE XIV. TERM
14.1	This Agreement shall become effective on the execution of the same, and shall continue from that date of execution until July 1, 2019.
ARTICLE XV. ASSIGNMENT
15.1	Except as otherwise provided herein; the rights and privileges of Coffeyville Resources under this Agreement are not assignable without the written consent of the City; such consent not to be unreasonably withheld.

15.2	The sale, subleasing or assignment by Coffeyville Resources of any interest in the Facility or this Agreement shall not relieve Coffeyville Resources or any successors or assigns from the performance of the covenants and conditions contained herein, without the written consent of the City as approved by the City’s Governing Body Such consent shall not be unreasonably withheld.

15.3	Prior to any sale, subleasing or assignment by Coffeyville Resources of any interest in the Facility or this Agreement, Coffeyville Resources and/or the transferee entity shall provide evidence reasonably satisfactory to the City that, at a minimum, the following conditions have been satisfied: (a) the transferee entity shall be knowledgeable in operations similar to the Facility, (b) the transferee entity shall be formed and existing as a legal entity under the laws of one of the states of the United States of America, and shall be qualified to do business in the State of Kansas, (c) the transferee entity shall expressly assume and agree to perform all of the obligations of Coffeyville Resources under this Agreement and any other agreement of Coffeyville Resources and the City relating to the Facility, and (d) that the Payment Security Instruments shall apply to the obligations of the transferee entity under this agreement Copies of all transfer, sale, subleasing and assignment documents shall be delivered to the City.

15.4	If a sale, sublease or assignment is made following approval by the City as provided in this Article, the provisions of this Article shall continue in full force and effect and no further such sale, sublease or assignment shall be made except in compliance with the provisions of this Article.

15.5	Nothing contained herein shall prevent either the City or Coffeyville Resources from pledging, mortgaging, or assigning its lights under this Agreement as security for any indebtedness, and both the City and Coffeyville Resources may assign to the pledge or mortgagee (or to a trustee for the holder of such indebtedness), any money due or to become due and owing under this Agreement.
ARTICLE XVI. LIABILITY: LEGAL REMEDIES
16.1	Prior to delivery to Coffeyville Resources through the City’s Meter(s) at the Facility Delivery Point(s), Coffeyville Resources shall not be liable for any damages of any type whatsoever related to the power and energy sold/purchased under this Agreement, unless such damages are the result of the negligence or willful misconduct of Coffeyville Resources.

Subsequent to the delivery through the meter(s) of the City at the Facility Delivery Points, Coffeyville Resources shall be deemed to be in exclusive control of, and liable for any damages of any type whatsoever related to the power and energy sold/purchased under thus Agreement, unless such damages are the result of the negligence or willful misconduct of the City.

16.2	If there is a breach of this Agreement by either the City or Coffeyville Resources, the non-breaching party shall have available to it all remedies available for breach of contract under the laws of the State of Kansas However, neither the City nor Coffeyville Resources shall claim, nor shall the City or Coffeyville Resources be permitted to recover punitive damages from the other, as a result of the breach of this Agreement by either the City or Coffeyville Resources.

16.3	In arriving at the determination of whether negligence was involved, accidents, acts of God, and other failures beyond the City’s control, including but not limited to, Force Majeure events, shall not be considered negligence Further, negligence may be determined against the City only if the City had prior actual notice of a system deficiency, and failed to initiate corrective measures within a reasonable time after receipt of such actual notice.

16.4	Neither party shall be liable to the other for any special, indirect, consequential or punitive damages, including but not limited to loss of power, loss of product or loss of revenues, however caused.

16.5	Notwithstanding anything herein to the contrary, it is expressly agreed between the parties that the City has not waived any rights it may be entitled to under the Kansas Tort Claims Act, K S A 75-6101 et seq , as amended, and any agreements made by the City found to be inconsistent with the provisions of such Act are hereby declared to be null and void.
ARTICLE XVII. AMENDMENT(S) AND RESERVATION OF POWERS
17.1	This Agreement may only be amended by a written amendment executed in writing by both the City and Coffeyville Resources.

17.2	The City reserves to itself all of its governmental and proprietary powers not specifically limited by the provisions of this Agreement.
ARTICLE XVIII. MOTORS — STARTING PROCEDURES AND ALLOWABLE CURRENTS
18.1	Starting of any motor in the Facility shall not create an electric utility system voltage drop that will affect other electric utility customers and/or equipment.

18.2	Starting of the 37,000 HP synchronous motor will, for some 138 kV transmission configurations, require use of two 138 kV, 21.6 MVAR capacitor banks during the motor start mode One or both 21.6 MVAR capacitor banks will normally be in-service for transmission VAR control. Use of the banks for motor starting will necessitate certain switching be accomplished to release the banks for motor starting, followed by additional switching for normal system operation.

18.3	Coffeyville Resources and the City shall follow a defined procedure for:

a)	Preparation for motor start.

b)	Procedure for motor start.

c)	Switching following motor start
18.4	The above procedure is set forth on Exhibit 6, as part of this Agreement

18.5	The system effort required to start the motor may cause abnormally low voltages and abnormally high voltages; therefore, the City may be required to notify power users of the impending voltage variations Coffeyville Resources shall give the City reasonable advance notice of any plans to start the motor. The failure of Coffeyville Resources to follow the complete starting procedure as set forth on Exhibit 6 shall cause Coffeyville Resources to be responsible for all resulting applicable damages.

18.6	Interference Producing Equipment (Harmonics): The Facility electric power distribution system on the load side of the 13.8 kV meters M3 and M4 may have nonlinear connected loads which could cause the flow of harmonic currents. These harmonic currents could cause interference with communication and other types of equipment and when coupled with reactive power compensation, could cause high levels of harmonic voltage and current distortion.

18.7	Coffeyville Resources agrees to provide control of any non-linear connected loads through the use of (1) Shunt filter &, (2) Phase multiplication, or (3) Harmonic compensation or injection so that harmonic currents and voltages produced do not exceed those defined in IEEE Standard 519-1992 or the latest revision thereof, “Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems.”
ARTICLE XIX. MISCELLANEOUS
19.1	This Agreement is executed by a duly authorized representative of the City who is fully authorized to execute this Agreement on behalf of the City, as evidenced by the City Resolution adopted by the Governing Body of the City and attached hereto as Exhibit 7.

19.2	This Agreement is executed by a duly authorized representative of Coffeyville Resources, who is fully authorized to execute this Agreement on behalf of Coffeyville Resources, as evidenced by the Secretary’s Certificate of Coffeyville Resources, LLC attached hereto as Exhibit 8.

19.3	Coffeyville Resources agrees to maintain the Facility in good condition, repair and working order; Coffeyville Resources agrees to pay, as the same respectively become due, all taxes, assessments and other governmental charges at any time lawfully levied or assessed upon or against the Facility or any part thereof; and Coffeyville Resources agrees to annually provide written documentation to the

City that it has obtained and is maintaining all-risk casualty insurance on the Facility in an amount not less than the actual market value of the Facility, subject to reasonable deductibles or self-insured retentions.

19.4	This Agreement is the entire and final expression of the Agreement and it may not be contradicted by evidence of any prior or contemporaneous written or oral agreements or negotiations of the parties.

19.5	This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas, in Kansas Courts.

19.6	The covenants terms and conditions of this Agreement shall extend to and be binding upon the successors, assigns, trustees, and/or receivers of the respective parties thereto.

19.7	The section headings hereof are for the convenience of referenced only and shall not be treated as a part of this Agreement or as affecting the true meaning of the provisions herein.

19.8	This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.9	This Agreement has been prepared from negotiations from all parties and no party shall be charged with having prepared this document in the event an ambiguity exists.

19.10	Should any paragraph be declared unconstitutional or unenforceable, the validity of the remaining provisions shall be given full force and effect.

19.11	Any waiver by the parties hereto of any breach of any parties’ obligations under this Agreement shall not be deemed a continuing waiver and shall not prevent the parties hereto from exercising any remedy they may have for any succeeding breach of the same or other obligation.

19.12	All notices and communications required to be in writing pursuant to this Agreement shall be effective only if delivered personally, or sent by facsimile or certified mail, or by overnight delivery service to the following:
Coffeyville Resources Nitrogen Fertilizers, LLC
ATTN: Plant Manager
P.O. Box 5000
Coffeyville, KS 67337
(620) 252-4357 (fax)

with a copy to:
Coffeyville Resources, LLC, c/o Pegasus Investors
99 River Road
Cos Cob, Connecticut 06807
Attention: Philip Rinaldi
(203) 869-4400 (fax)
City of Coffeyville, Kansas
ATTN: City Manager
P. O. Box 1629/102 W Seventh
Coffeyville, KS 67337
(620) 252-6175 (fax)
(SIGNATURES ARE ON THE NEXT PAGE)

     IN WITNESS WHEREOF, the City and Coffeyville Resources have executed this Agreement as of the day and year first written above

CITY OF COFFEYVILLE, KANSAS
By:	/s/ Don W. Edwards
	Name:	Don W. Edwards
	Title:	Mayor

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
By:	/s/ Philip L. Rinaldi
Philip L. Rinaldi
Chief Executive Officer

EXHIBIT A RATE SCHEDULE
This rate schedule is based on exclusive use of the City’s municipal electric utility service and, no electric service from any other source may be used by Coffeyville Resources at the Facility.
1.	Demand and Energy Charge
A.	The $ 8.38 per kilowatt Demand Charge component of the City’s Power and Energy Supply Contract with the Grand River Dam Authority, attached hereto as Exhibit 2, for each kilowatt of Demand Charge billed to the Facility monthly, or the future Demand Charge component of any subsequent Power and Energy Supply Contracts executed by the City to serve the Facility.

B.	The $ 0.01789 per kilowatt-hour Energy Charge component, subject to the Power Cost Adjustment set by Grand River Dam Authority, of the City’s Power and Energy supply Contract with the Grand River Dam Authority, attached hereto as Exhibit 2, for each kilowatt-hour billed to the Facility monthly; or the future Energy Charge component of any subsequent Power and Energy Supply Contracts executed by the City to serve the Facility.

C.	Billing for Demand Charge and Energy Charge shall be adjusted to add the cost of Power and Energy Lost and Unaccounted For through the two 138/13 8 kV, 45/60/75 MVA supply transformers and for the three percent (3%) Power and Energy Lost and Unaccounted For set forth in the CSWS Transmission Service Agreement.
2.	AEP Charges
A.	Monthly Transmissions Charge payments in the sum of $125,400.00 ($1,504,800.00 Annually), or such other amounts as CSWS may assess as set forth in the CSWS Transmission Service Agreement.

B.	The monthly ancillary services due under the CSWS Transmission Service Agreement determined in accordance with the Open Access Transmission Service Tariff of the CSW Operating Companies or any superseding Tariff applicable to electric power and energy transferred to the City through the CSWS Transmission System for use in-serving the Facility and the City Any charges related to ancillary services utilized by the City to serve its native load customers will be shown as a credit in the amount payable to the City on the monthly invoice for electric service.

3.	Transmission Wheeling Charge
The per kilowatt-hour charge listed below for each kilowatt-hour of energy transferred on the City’s Transmission Facilities or through the CSWS Transmission Service Agreement for the Facility pursuant to this Agreement.

Per Kilowatt-hour
Time Period	Charge
[Effective Date] through December 31, 2004[1]	$0,001
January 1, 2005 through December 31, 2009[1]	$0,002
January 1, 2010 through December 31, 2019[1]	$0,003
4.	Operation & Maintenance Charges
Coffeyville Resources shall reimburse the City its actual costs of operating, maintaining, repairing, replacing, and insuring the Transmission Facilities, plus a ten percent (10%) overhead markup.
5.	Power Factor Adjustment

[1]	‘Coffeyville Resources shall pay for a minimum of two hundred thousand dollars ($200,000 00) of Transmission Wheeling Charges annually, whether or not the Facility uses any power and energy. If the actual Transmission Wheeling Charge for any calendar year is less than said $200,000 00 minimum, then Coffeyville Resources’ electric utility bill will be adjusted for any difference between said $200,000.00 minimum Transmission Wheeling Charge and the actual Transmission Wheeling Charge for that year. For a period of ten (10) years from the [Effective Date], Coffeyville Resources shall pay Transmission Wheeling Charges capped on the basis of 400,000,000 kwh per annum, notwithstanding the actual amount of power and energy actually consumed by Coffeyville Resources, provided, however, to the extent the actual, annual consumption by Coffeyville Resources exceeds 500,000,000 kwh, the then-applicable Transmission Wheeling Charges shall apply thereto.

If a Power and Energy Supply Contract subsequent to the Grand River Dam Authority [July 1, 1999 through December 31, 2002] Contract is not available, the Minimum Transmission Wheeling Charge shall be tolled until a new Power and Energy Supply Contract is obtained.

A Power Factor meeting the contractual requirements of the Transmission and Power Supply Providers must be maintained at the two metering locations (Meters M1 and M2) where the City’s 138 kV transmission lines connect to Substation B.
The Power Factor of to Facility will be measured through the meters (Meters M3 and M4) located at the Facility Delivery Point(s) The Power Factor of the City’s transmission facilities connected to Substation B will be measured through meters (Meters M5 and M6) located on the high-voltage side of the 138/69 kV step-down transformers The combined Power Factor of the City and the Facility electric loads will be augmented through the use of two 21.6 MVAR, 138 kV capacitor banks to assist in Power Factor correction Coffeyville Resources may elect to use the Facility’s 37,000 H.P. synchronous motor to fine-tune the Power Factor requirements.
The data obtained from meters M3 through M6 will be used to determine the MVAR requirements of the Facility and the City. The costs of any necessary reactive supply and voltage control ancillary services by CSWS will be billed to Coffeyville Resources and the City accordingly. All additional costs incurred by the City to adjust the Facility’s Power Factor deficiencies will be billed through part 5 of this Rate Schedule.

PUBLIC SERVICE COMPANY OF OKLAHOMA
SOUTHWESTERN ELECTRIC POWER COMPANY
CENTRAL POWER AND LIGHT COMPANY
WEST TEXAS UTILITIES COMPANY
FIRM POINT-TO-POINT TRANSMISSION SERVICE
1.0	This Service Agreement, dated as of 03/31/1999 is entered into, by and between Central and South West Services, Inc, the Designated Agent for Public Service Company of Oklahoma, Southwestern Electric Power Company, Central Power and Light Company, and West Texas Utilities Company (“the Transmission Provider’’), and City of Coffeyville, Kansas (“Transmission Customer”).

2.0	The Transmission Customer has been determined by the Transmission Provider to be a Transmission Customer under Parts I and II of the Transmission Provider’s Open Access Transmission Service Tariff (“Tariff”) and to have a Completed Application for Firm Point-To-Point Transmission Service in accordance with the provisions of Section 17 1 of the Transmission Provider’s Tariff, as the same may be amended or superseded from time to time.

3.0	Pursuant to section 17.3 of the tariff, Transmission Provider waived the Transmission Deposit.

4.0	Service under this agreement shall commence on the later of (1) 7/1/1999 at 00:00:00 CDT, or (2) the date on which construction of any Direct Assignment Facilities and/or Network Upgrades are completed, or (3) such other date as it is permitted to become effective by the Commission Service under this agreement shall terminate on 7/1/2019 at 00:00:00 CDT.

5.0	The Transmission Provider agrees to provide and the Transmission Customer agrees to take and pay for Firm Point-To-Point Transmission Service in accordance with the provisions of Parts I and II of the Tariff and this Service Agreement.

6.0	Scheduled service under this Service Agreement shall be provided by the Transmission Provider upon request by an authorized representative of the Transmission Customer.

7.0	The Transmission Customer agrees to supply information the Transmission Provider deems reasonably necessary in accordance with Good Utility Practice in order for it to provide the requested service.

03-31-99	Page 1 of 4

8.0	Any notice or request made to or by either Party regarding this Service Agreement shall be made to the representative of the other Party as indicated below

Transmission Provider:		Transmission Customer:
Central and South West Services, Inc.		Co: City of Coffeyville, Kansas
Manager, Transmission Access		Attn: City Manager
Overnight:	Two West Second Street	Overnight:	7th and Walnut
	Tulsa, Oklahoma 74103-3102		Coffeyville, KS 67337
U.S. Mail:	P.O. Box 21928	U.S. Mail:	P.O. Box 1629
	Tulsa, Oklahoma 74121-1928		Coffeyville, KS 67337-0949
	Voice: (918) 594-2277		Voice: (316) 252-6163
	Fax: (918) 594-4401		Fax: (316) 252-6175
9.0	The Tariff is incorporated herein and made a part hereof.
IN WITNESS WHEREOF, the Parties have caused this Service Agreement to be executed by their respective authorized officials.
Transmission Provider
Central and South West Services, Inc.
As Agent For
Public Service Company of Oklahoma
Southwestern Electric Power Company
Central Power and Light Company and
West Texas Utilities Company

By:	/s/ Preston Kissman

Vice President, Electric Delivery
Date:	3-29-99

/s/ Wanda Peppler

Wanda Peppler, Executive Secretary
Transmission Customer:
City of Coffeyville, Kansas

By:	/s/ Henry E. Schmidt

Name:	Henry E. Schmidt

Title:	Mayor	Date:	3-31-99

ATTEST (SEAL)

(CITY OF COFFEYVILLE, KANSAS)

/s/ Donna Schoonoven

Donna Schoonoven, City Clerk

CSWS/ COFFEYVILLE
FIRM POINT-TO-POINT TRANSMISSION SERVICE AGREEMENT
Specifications For Firm Point-To-Point
Transmission Service

1.0	Term of Transaction:	Twenty (20) Years
	Start Date:	7/01/1999 at 00:00:00 CDT
	Termination Date:	7/01/2019 at 00:00:00 CDT

2.0	Description of power and energy to be transmitted by Transmission Provider including the electric Control Area in which the transaction originates.

114 MW of power and energy from Grand River Dam Authority (GRDA) for delivery to City of Coffeyville, Kansas located on the Central and South West (CSW) transmission system. Comments: None.

	Originating Control Area:	GRDA

3.0	Point(s) of Receipt:	GRDA Interconnections
with PSO/SWEPCO
	Delivering Party:	GRPA

4.0	Point(s) of Delivery:	City of Coffeyville
located on PSO system
	Receiving Party:	City of Coffeyville, KS

5.0	Maximum amount of capacity and energy to be transmitted
	(Reserved Capacity):	114 MW

6.0	Designation of party(ies) subject to reciprocal service
	obligation:	City of Coffeyville, KS

7.0	Name(s) of any Intervening Systems providing transmission
	service:	None

8.0	Service under this Agreement may be subject to some combination of the charges detailed below. (The appropriate charges for individual transactions will be determined in accordance with the terms and conditions of the Tariff except that the charge set forth in Section 8.1 hereof shall remain in effect during the term of the transaction set forth in Section 1.0 hereof )

8.1	Transmission Charge:	$1,504,800 through the term of this agreement

8.2	System Impact and/or Facilities Study Charge(s):	$13,446 (paid)

8.3	Direct Assignment Facilities Charge:	None

03-31-99	Page 3 of 4

CSWS/ COFFEYVILLE
FIRM POINT-TO-POINT TRANSMISSION SERVICE AGREEMENT
8.4	Ancillary Services Charges:

Schedule 1: Scheduling, System Control and Dispatch Service

Schedule 2: Reactive Supply and Voltage Control

Schedule 3: Regulation and Frequency Response (n/a, to be provided by GRDA)

Schedule 4: Energy Imbalance (n/a, to be provided by GRDA)

Schedule 5: Operating Reserves (Spinning)*

Schedule 6: Operating Reserves (Supplemental)*

*	Rate will be capped at $84 00/MW-month through 12/31/2002 for Schedules 5 & 6
8.5	Power Factor: As near unity as practical. PSO shall notify customer if power factor is below 98% lagging during PSO system peak load conditions.

8.6	Local Distribution Facilities Charge: None

03-31-99	Page 4 of 4

SECRETARY’S CERTIFICATE RELATING TO INCUMBENCY
CENTRAL AND SOUTH WEST SERVICES, INC.
The undersigned Kenneth C. Raney, Jr., Secretary of Central and South West Services, Inc. a Texas corporation (herein the “Corporation”), does hereby certify:
     1. The he is the duly elected, qualified and acting Secretary of the Corporation and has the custody of the corporate records, minutes and corporate seal.
     2. That the following named person has been properly designed, elected and assigned to the office in such Corporation as indicated below and is authorized on behalf of the Corporation to execute that certain Payment Security Agreement by and between the Corporation, the City of Coffeyville Kansas and Farmland Industries, Inc., dated as of March 31, 1999 and all documentation related thereto or contemplated thereby; that such person holds such office at this time and that the specimen signature appearing beside the name of such officer is his true and correct signature.

Name	Signature
Preston Kissman
Vice President, Electric	/s/ Preston Kissman

Delivery/T&D
     3. That he is one of the duly authorized and proper officers of such Corporation to make certificates in its behalf and that he has caused this certificate to be executed and the seal of the Corporation to be hereunto appended this 30th day of March, 1999.

/s/ Kenneth C. Raney

Kenneth C. Raney, Jr., Secretary
Central and South West Services, Inc.
(SEAL)
(CENTRAL & SOUTH SERVICES)

RESOLUTION NO. R-99-04
     A RESOLUTION TO AUTHORIZE THE EXECUTION OF A “FIRM POINT-TO-POINT TRANSMISSION SERVICE AGREEMENT” BY AND BETWEEN THE CITY OF COFFEYVILLE AS “TRANSMISSION CUSTOMER” AND CENTRAL AND SOUTH WEST SERVICES, INC (CSWS) AS “TRANSMISSION PROVIDER”.
     WHEREAS, the City purchases wholesale power and energy, and transmission capacity; and owns and operates its own generation, transmission, and distribution facilities to furnish retail electric service to the geographic area identified as the City’s Certified Electric Service Territory pursuant to K S A 66-1,170,et seq.; and
     WHEREAS, Farmland is constructing a Petroleum Coke Gasification to Nitrogen Fertilizer Facility (together with the associated BOC Air Separation Unit and any other related facilities, the “Facility”) in the City’s Certified Electric Service Territory1 and the area to be served that is specifically identified in footnote 1, which will be a retail customer of the City’s municipal electric utility; and
     WHEREAS, in order to provide retail electric service to the Facility the City must obtain additional electric transmission capacity, purchase or generate additional electric power and energy and construct additional electric transmission facilities.
     NOW, THEREFORE, BE IT RESOLVED by the Board of Commissioners of the City of Coffeyville that the Mayor and City Clerk be and are hereby authorized and directed to execute the “Firm Point to Point Transmission Service Agreement,” attached hereto, by and between the City of Coffeyville as ‘Transmission Customer” and Central and South West Services, Inc.(CSWS) as “Transmission Provider” subject to the execution of the “Electric Service Agreement” with Farmland Industries, Inc. for their “Petroleum Coke Gasification to Nitrogen Fertilizer Facility”.
     ADOPTED THIS 31ST DAY OF MARCH, 1999.
(SIGNATURES ARE ON THE NEXT PAGE)

[1]	The City of Coffeyville and Kansas Gas and Electric (KG&E) are currently working together to adjust their respective certified electric service territory boundaries to be consistent with the actual Farmland facilities being or to be served by each entity. A portion of the Facility is located currently in the KG&E Certified Electric Service Territory. This portion of the facility is limited to the area bounded on the north and west by the SKO Shortline Railroad, on the east by Sunflower Street and on the south by the City’s Certified Electric Service Territory Boundary Line (160 feet north of the North Street right-of-way).

RESOLUTION NO. R-99-04	PAGE 2

/s/ Henry E Schmidt

Henry E Schmidt, Mayor

ATTEST

(SEAL)

(CITY OF COFFEYVILLE, KANSAS)
/s/ Donna Schoonover Donna Schoonover, City Clerk

APPROVED AS TO FORM AND LEGALITY:

/s/ Paul Kritz
Paul Kritz
City Attorney

AMENDMENT NO. 1
TO
CONTRACT FOR ELECTRIC
SERVICE
     THIS AMENDMENT NO. 1 to the Contract For Electric Service, by and between the GRAND RIVER DAM AUTHORITY, an Agency of the State of Oklahoma, organized and existing pursuant to the provisions of 82 O.S.A. § 861 et seq., as amended, hereinafter referred to as “GRDA,” and the CITY OF COFFEYVILLE, KANSAS, a political subdivision of the State of Kansas, hereinafter referred to as “CUSTOMER” is made and entered into as of the 17th day of April, 2002 to become effective the 1st day of January, 2003.
     WITNESSETH:
     WHEREAS, the parties entered into a Contract For Electric Service dated March 17, 1999, (“Contract”) in which GRDA agreed to sell and furnish to CUSTOMER firm partial requirements of electric power and energy for resale to its customers; and
     WHEREAS, CUSTOMER and GRDA mutually agree that the CUSTOMER’s load is in the GRDA’s Control Area in accordance with the NERC and Southwest Power Pool criteria; and
     WHEREAS, the parties intend that the Contract for Electric Service dated March 17, 1999, and this Amendment No. 1 thereto, shall only apply to the Farmland Petroleum Coke Gasification to Nitrogen Fertilizer Facility, including the BOC Air Separation Plant; and
     WHEREAS, the parties mutually agree that the initial Term of the Contract was insufficient to address the electric service provided by CUSTOMER to its industrial native load and the parties now desire to increase said initial Term.
     NOW, THEREFORE, the premises considered, and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree to the following amendments to the Contract:
1.	Delete ARTICLE XII (TERM OF CONTRACT) and substitute a new ARTICLE XII (TERM OF CONTRACT) as follows:
ARTICLE XII – TERM OF CONTRACT
A.	This Contract shall become effective July 1, 1999, and shall end on December 31, 2007, unless sooner terminated pursuant to the provisions hereof. It will automatically renew for successive twelve (12) month Renewal Terms unless otherwise terminated as set forth herein.
B.	If either party desires not to extend the amended Term, or any twelve (12) month Renewal Term thereafter, it must give written notice to the other party no later than one hundred eighty (180) days prior to the expiration of the last remaining year on the then current Term.
3.	Except as otherwise provided in this Amendment No. 1, all terms and conditions of the Contract shall remain in full force and effect.
     IN WITNESS WHEREOF, the respective officers of the parties hereto have executed where indicated below. This Amendment No. 1 has been executed in two originals, one for each party, and is effective as of the date first set forth above.

GRAND RIVER DAM AUTHORITY
ATTEST:
(SEAL)
(GRAND RIVER DAM AUTHORITY)
By /s/ Ron Coker Ron Coker, General Manager/CEO
/s/ Donna M. Jones
Donna M. Jones Secretary

APPROVED:

/s/ Allen B. Pease Allen B. Pease, General Counsel

Date approved by Coffeyville:
April 9th, 2002

CITY OF COFFEYVILLE, KANSAS

ATTEST:
(SEAL)
(CITY OF COFFEYVILLE, KANSAS)
By /s/ David Baldwin
David Baldwin, Mayor
/s/ Cindy Price
Cindy Price, City Clerk

CONTRACT FOR ELECTRIC SERVICE
     THIS AGREEMENT made and entered into as of the 31st day of March, 1999 to become effective July 1, 1999, by and between the GRAND RIVER DAM AUTHORITY, an Agency of the State of Oklahoma, organized and existing pursuant to the provisions of 82 O.S.A. §861 et seq., as amended, hereinafter referred to as “GRDA,” and the CITY OF COFFEYVILLE, KANSAS, a political subdivision of the State of Kansas, hereinafter referred to as “CUSTOMER.”
     WITNESSETH: That,
     WHEREAS, GRDA desires to sell and furnish to CUSTOMER firm partial requirements of electric power and energy for resale to its customers; and
     WHEREAS, CUSTOMER desires to contract with GRDA to purchase present and future firm partial requirements of electric power and energy for resale to its customers; and
     WHEREAS, CUSTOMER maintains and operates a public electric utility system to provide electric power and energy in and near the City of Coffeyville, Kansas; and
     WHEREAS, CUSTOMER has separately developed and will maintain transmission service arrangements with third parties to deliver power and energy from GRDA’s system In sufficient amounts to comply with the contractual requirements set forth herein.
     NOW, THEREFORE, the premises considered, and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I – SERVICE RESPONSIBILITIES
     A. GRDA shall sell and deliver to CUSTOMER and CUSTOMER shall purchase from GRDA a maximum of 70 MW (Maximum Contract Demand) of firm continuous power and energy, with the load data instantaneously telemetered by CUSTOMER into GRDA’s automatic generator control, and delivered by GRDA at rates and conditions specified in GRDA’s Rate Schedule as identified in ARTICLE V herein, all in accordance with the terms and conditions of this Contract. GRDA shall include CUSTOMER’S Maximum Contract Demand in GRDA’s long-term planning forecasts.
     B. CUSTOMER agrees to purchase a minimum of 40 MW each month for the duration of this Contract (Minimum Contract Demand).
     C. The electric power and energy will be delivered herein as a three-phase current at a frequency of approximately 60 Hertz and at a nominal delivery voltage as hereinafter set forth with an allowable variation of 5% above or 10% below nominal voltages.
     D. GRDA shall maintain throughout the term of this Contract, generating capacity equal to the Maximum Contract Demand plus capacity reserves required by the Southwest Power Pool to assure firm Power for CUSTOMER.

     E. The availability of power and energy may only be restricted by GRDA to CUSTOMER due to uncontrollable forces as defined in ARTICLE X herein. If GRDA has to curtail deliveries to all of its customers due to uncontrollable forces, curtailment of deliveries shall be on a nondiscriminatory, pro-rata basis among GRDA’s resale customers in accordance with prudent utility practice.
ARTICLE II – FACILITIES AND POINT OF DELIVERY
     A. GRDA shall furnish, install, operate, and maintain all facilities, transmission lines, and necessary equipment for the sale and delivery of CUSTOMER’S requirements for electric power and energy at each point of delivery (Point of Delivery) established by this Contract in Exhibit A and at such additional locations as may be mutually agreed to by both parties in writing.
     B. CUSTOMER shall contract for, furnish, install, operate, and maintain all equipment necessary to enable it to take, meter and use the electric power and energy on its side of each Point of Delivery.
ARTICLE III – COMMENCEMENT OF SERVICE AND THIRD PARTY CHARGES
     A. GRDA’s obligation to commence service hereunder is subject to receipt of a copy of CUSTOMER’S duly executed agreements providing the transmission service arrangements.
     B. CUSTOMER agrees to take full responsibility for and to hold GRDA harmless from any charges related to the provision of any transmission or transformation service or similar charges which CUSTOMER has contracted for to take service from GRDA.
ARTICLE IV – TELEMETERING
     A. GRDA shall install and operate telemetering receiving equipment, furnished by CUSTOMER, for the receiving of data indicating the instantaneous (MW) and hourly (MWH) quantity of electric power and energy delivered to the CUSTOMER’S Metering Point Telemetered metering data will be received at GRDA’s Kerr Dam Energy Control Center via microwave channel from PSO/CSW. GRDA will generate electrical energy equal to CUSTOMER’S telemetered usage and deliver this energy to CSW via tie line connections with CSW/PSO.
     B. CUSTOMER shall provide and maintain a data circuit from CUSTOMER’S telemetering equipment to CSW/PSO. CSW/PSO will telemeter the metering data to GRDA’s Kerr Dam Energy Control Center via microwave channel. CUSTOMER shall furnish, install, and maintain telemetering equipment used for telemetering the instantaneous (MW) and hourly (MWH) quantity of electric power and energy delivered to CUSTOMER’S Metering Point by CSW for GRDA.
ARTICLE V – RATES
     A. CUSTOMER agrees to pay GRDA monthly during the term of this Contract for electric power and energy sold each month hereunder in accordance with the Rate Schedule contained in Exhibit B and made a part hereof.

     B. The minimum monthly charge shall be the Minimum Contract Demand times the Demand Charge as set forth in said Rate Schedule.
     C. The attached Rate Schedule, may be changed by GRDA from time to time as provided by 82 O.S.A. § 861 et seq., as amended, the provisions of which will be at all times reasonable and nondiscriminatory and shall be adequate, but not in excess of what may be necessary to fulfill the obligations imposed upon GRDA by said Act. Any change in said Rate Schedule will be applied to all GRDA customers in the same class in a reasonable and nondiscriminatory manner.
     D. No changes in the rates shall be put into effect until at least sixty (60) days after the date the initial notice of the proposed rate change is given to CUSTOMER. During this sixty (60) day period, CUSTOMER may submit information which it believes will benefit the Board of Directors of GRDA in evaluating the need for or amount of the rate change, the effects of any proposed rate change on CUSTOMER, or any other relevant information. The Board of Directors of GRDA shall evaluate such information in determining the rates to be charged under this Contract.
ARTICLE VI – METER READING, BILLING AND PAYMENT
     A. The billing meter shall be read by a representative of CUSTOMER regularly on the same day of each month except when prevented by a holiday or weekend, or other cause, in which event the reading will be the following day or as early thereafter as possible, and bills for electric service furnished hereunder shall be mailed by GRDA to CUSTOMER, City of Coffeyville, Kansas, P. O. Box 1629, 616 Spring Street, Coffeyville, Kansas 67337 monthly, on or before the 5th day of each calendar month, unless otherwise set my mutual agreement.
     B. CUSTOMER will provide GRDA time and date stamped, 15 minute interval data including watts, vars, and peak watts over the billing period.
     C. Payment of all charges under the provisions of this Contract shall be due at the administrative offices of the Grand River Dam Authority, either by mailing to P. O Box 94755, Tulsa, Oklahoma 74194, or by wire transfer to the account of GRDA within twenty (20) days after the bill shall have been received by CUSTOMER. If such due date falls on a Sunday or holiday, the payment shall be due on the next business day following such Sunday or holiday. Wire transfer information and changes of location for receipt of payment shall be made by written notice to CUSTOMER as set forth herein.
     D. If payment is not received within twenty (20) days, a 1% per month (annual percentage rate of 12%), late charge shall be assessed on said full past due amount thereby accrued, from the date billing received by CUSTOMER, and on all amounts thereafter accruing, until the same be paid in full.
     E. In the event CUSTOMER, acting in good faith, disagrees with the amount of a monthly bill, it shall notify GRDA in writing within ninety (90) days of receipt of said bill. Failure to make such written notice within said ninety (90) day period shall constitute final agreement therewith. CUSTOMER agrees that in no event will it withhold payment to satisfy its disagreement with any bill submitted by GRDA. Any refunds shall accrue interest at the current U.S. Treasury ninety (90) day discount auction rate, and shall be credited to CUSTOMER’s account the following month.
     F. Said payment shall be made in a manner to allow funds to be available to GRDA upon presentation. Credit on the books of GRDA will not be made until such funds are actually available to GRDA through normal bank-clearing channels, and any delays of such availability will be included in the late payment charge calculation.
ARTICLE VII – METER ADJUSTMENTS
     A. Each meter used in determining the amount of electric energy supplied, including check meters, shall, by comparison with actual standards, be tested and calibrated by CUSTOMER in the presence of a representative of GRDA at intervals of not to exceed twelve (12) months. If a meter shall be found incorrect or inaccurate, it shall be restored to an accurate condition or a new meter substituted. A meter shall be considered inaccurate if it is found to deviate from standard in excess of one-half of 1% when tested at 100% load or 1% when tested at 10% of load.
     B. GRDA shall have the right to request that a special meter test be made at any time. If any test made at GRDA’s request discloses that the meter tested is registering correctly, within 2% of normal accuracy, GRDA shall pay CUSTOMER its standard rate for performing such test, and such amount shall be billed to GRDA. The expense of all other tests shall be borne by CUSTOMER.
     C. The results of all such tests and calibrations shall be open for examination by GRDA. Any meter tested and found to be not more than 2% above or below normal accuracy shall be considered to be correct and accurate insofar as correction of billing is concerned. If, as a result of any test, any meter is found to register in excess of 2% either above or below normal accuracy, then the readings of such meter previously taken for billing purposes shall be corrected according to the percentage of inaccuracy so found, but no such correction shall extend beyond thirty (30) days previous to the date on which the inaccuracy is discovered by such test.
     D. For any period that a billing meter is found to have failed to register or has registered incorrectly in excess of 2% either above or below normal accuracy, the readings of the check meter installed by CUSTOMER, if such meter is found to have normal accuracy, shall be used for such period in the monthly billing. In case that both billing meter and check meter fail to register or have registered incorrectly at the same time, the electric energy delivered during such a period will be assumed to be the same as that for a period of like operation during which such meter was in service and operating, such like period to be agreed upon by the parties hereto.
ARTICLE VIII – CONSTRUCTION STANDARDS
     A. CUSTOMER and GRDA agree that each party will furnish facilities at each Metering Point constructed in accordance with accepted minimum standards as set forth by the National Electric Safety Code of the American Standards Institute, and maintain and operate its respective Metering Point facilities in accordance with prudent utility practice.

ARTICLE IX – CONTINUITY OF SERVICE
     A. The electric service contracted for hereunder shall be made available by GRDA continuously except for (a) interruptions due to an uncontrollable force as hereinafter defined, and (b) temporary interruptions or reductions which, in the opinion of GRDA, are necessary or desirable to prevent severe system overload, or for purpose of maintenance, repairs, replacements, installation of equipment, investigations and inspections; provided that GRDA, except in case of emergency or system breakdown, will give CUSTOMER reasonable advance notice of such temporary interruptions or reductions and will make such installations, investigations, inspections and perform such maintenance, repairs or replacements with diligence and in accordance with a mutually agreeable schedule so as to cause the least inconvenience to both parties.
     B. If, and whenever, the delivery of electric service hereunder shall be interrupted for a period or periods exceeding one hour in duration each, due to a fault of the facilities of GRDA or to the inability of GRDA to deliver, or CUSTOMER to receive, the minimum monthly bill for the month in which such interruption occurs shall be reduced in the ratio that the number of hours of such interruption bears to the total number of hours in such month, but such reduction shall not reduce the bill for such month below what it would be if the minimum bill provision did not apply.
     C. CUSTOMER shall use its best efforts to make written claim, within the ninety (90) day time period described in ARTICLE VI for reduction in its bill on account of any such interruptions not reflected in such bill.
     D. Both parties hereto shall exercise due diligence, reasonable care and foresight to maintain continuity of service in the delivery and receipt of electric service as provided for in this Contract, but shall not be considered to have failed in said obligation by reason of an uncontrollable force as hereinafter defined or by reason of outages for repairing, replacing or inspecting of facilities. Such interruptions in service shall not constitute a breach of this Contract on the part of either party, and neither party shall be liable to the other for damages resulting therefrom. In case of impaired or defective service, CUSTOMER shall immediately give notice to the load dispatcher of GRDA by telephone, confirming such notice in writing addressed to GRDA (P. O. Box 409, Vinita, Oklahoma 74301-0409) on the same date such notice is given by telephone.
ARTICLE X – UNCONTROLLABLE FORCES
     A. Neither party shall be considered to be in default in respect to any obligation hereunder, if prevented from fulfilling such obligation by reason of an uncontrollable force. For the purpose of this Contract the term “uncontrollable force” means any cause beyond the control of the party affected, including, but not limited to, failure of facilities or water supply, flood, earthquake, storm, lightning, fire, ice, snow, epidemic, war, riot, terrorist activities, civil disturbance, labor disturbance, sabotage, restraint by court or public authority or other similar occurrences beyond the control of the party affected, all of which, by the exercise of due diligence and foresight, such party could not reasonably have been expected to avoid or could not reasonably have foreseen.

     B. Either party rendered unable to fulfill any obligation by reason of uncontrollable force shall exercise due diligence to remove such inability with all reasonable dispatch, and shall exercise diligence to accomplish restoration of service as soon as practicable.
     C. The provisions of this section shall not apply, however, to obligations of CUSTOMER to make payments of money, or otherwise, for liabilities and obligations actually incurred under the terms hereof.
ARTICLE XI – SUSPENSION OF SERVICE AND TERMINATION OF CONTRACT
     A. Whenever CUSTOMER has failed to pay any bill accruing under this Contract within twenty (20) days of the due date of such bill in accordance with the provisions set forth in ARTICLE VI herein, GRDA may discontinue the electric service thereafter, upon giving written notice of its intention to do so, unless such bill is paid before the discontinuance of service GRDA shall not be liable to CUSTOMER for damages, whether regular, special, punitive, consequential or otherwise, for its suspension of CUSTOMER’S service.
     B. In the event CUSTOMER disagrees with any bill submitted by GRDA, then CUSTOMER shall follow the provisions set forth in ARTICLE VI herein.
     C. Whenever a party hereto has violated any material term of this Contract, or failed to perform any material obligation as herein expressed, and the defaulting party fails to substantially cure the nonconforming action within five (5) days of receiving written notice of such default, the non-defaulting party may terminate the Contract, unless compensation, if appropriate, for such violation is agreed upon between the parties hereto and paid by the defaulting party to the other before the termination. In the event of termination, the non-defaulting party shall be entitled to all of its legal rights and remedies. If the nature of the remedial action is such that reasonable efforts are taken in a timely manner to cure the nonconforming action, then the defaulting party will be allowed to complete the remedial action without being declared to be in default.
ARTICLE XII – TERM OF CONTRACT
     A. This Contract shall become effective July 1,1999, and shall end on December 31, 2002, having an initial Term of forty-two (42) months. It will automatically renew for successive twelve (12) month Renewal Terms unless otherwise terminated as set forth herein.
     B. If either party desires not to extend the forty-two (42) month initial Term, or any twelve (12) month Renewal Term thereafter, it must give written notice to the other party no later than one hundred eighty (180) days prior to the expiration of the last remaining year of the then current Term.
     C. The terms and conditions of any Renewal Term of this Contract shall be those contained herein, unless otherwise agreed in writing by the parties. Nothing herein contained shall be construed as limiting the rights of modification or termination at any time as specified in the Contract.
ARTICLE XIII – LIABILITY
     A. As between GRDA and CUSTOMER, each assumes responsibility on its own side of the Point of Delivery for the electric service to be delivered hereunder as well as for the wires, apparatus and appurtenances used in connection therewith, located on its own side of the Point of Delivery, and the parties acknowledge that the electric service supplied under this Contract becomes the property of CUSTOMER after it passes the metering equipment of GRDA or other Point of Delivery.
     B. Neither party shall be liable to the other for any special, indirect, consequential or punitive damages, including loss of power, loss of product, or loss of revenue, howsoever caused.
     C. It is further agreed by and between the parties that in no event whatsoever shall any member(s) of GRDA’s Board of Directors be personally liable or responsible for any loss, damage, expense, judgments, acts of omission or commission, or for any other action or account arising out of this Contract pursuant to the terms thereof.
     D. Notwithstanding anything herein to the contrary, it is expressly agreed between the parties that GRDA has not waived any rights it may be entitled to under the Oklahoma Governmental Tort Claims Act (51 O.S.A. § 151 et seq.), and any agreements made by GRDA found to be inconsistent with the provisions of such Act are hereby declared to be null and void.
ARTICLE XIV – REPRESENTATIVES AND ASSIGNS
     A. This Contract shall be binding upon and inure to the benefit of the successors, legal representatives and assignees of the respective parties but is not assignable by CUSTOMER without the written consent of GRDA. No assignment of this Contract shall relieve the assignor of its obligations hereunder.
ARTICLE XV – MISCELLANEOUS PROVISIONS.
     A. Either party hereto may waive its rights with respect to a default or any other matter arising in connection with this Contract, but such waiver shall not be deemed to be a waiver with respect to any subsequent default or matter.
     B. Any determination that a portion of this Contract is invalid shall not affect the validity of the remainder of the Contract, and this Contract shall be in lieu of all contracts heretofore entered into by and between the parties.
     C. This Contract and service rendered hereunder shall in all respects be subject to the rules, regulations and orders of all governmental authorities having jurisdiction of the subject matter hereof, and subject to the rules and regulations as may be applied to the parties by such governmental authorities.
     D. Each party acknowledges that this Contract has been reviewed by legal counsel and is considered to be an arm’s length transaction. Each party further warrants and represents that implied covenants of good faith and fair dealing, each with the other, are applicable, and each represents and warrants that the terms and conditions of this Contract are in the opinion of counsel for each, valid and enforceable, and neither party will assert or attempt to assert in litigation or otherwise, that any term or condition of this Contract is unlawful or unenforceable, each party waiving any such claim or defense.

     E. Any written notice, demand or request, required or authorized by this Contract, shall be deemed properly given to or served on GRDA if mailed to P. O. Box 409, Vinita, Oklahoma 74301-0409, or a facsimile is faxed to GRDA at (918) 256-5289, and shall be deemed properly given to or served on CUSTOMER if mailed to City of Coffeyville, Kansas, P. O. Box 1629, 616 Spring Street, Coffeyville, Kansas 67337, or a facsimile is faxed to CUSTOMER at (316) 252-6175. The designation of the person to be notified, or the address of such person, may be changed at any time, and from time to time, by letter so addressed.
ARTICLE XVI – GOVERNING LAW
     A. The words and phrases of this Contract shall be given their ordinary English meaning, and this Contract shall be interpreted and construed in accordance with the laws of the State of Oklahoma.
ARTICLE XVII – INTEGRATION
     A. This Contract contains the entire agreement and understanding between the parties as to the subject matter of this Contract, and merges and supersedes all prior agreements, commitments, representations, writings and discussions between them. Neither of the parties will be bound by any prior obligations, conditions, warranties or representations with respect to the subject matter of this Contract.
     IN WITNESS WHEREOF, the hands and seals of the parties hereto have been affixed to two (2) copies, each to be considered original, and executed by their respective officers, duly authorized on the date above set forth, with an effective date of July 1,1999.

ATTEST (SEAL) (GRAND RIVER DAM AUTHORITY)	GRAND RIVER DAM AUTHORITY
	By	/s/ Ron Coker

Ron Coker, General Manager/CEO
/s/ Donna M. Davenport
Donna M. Davenport, Secretary

APPROVED:

/s/ Allen B. Pease
Allen B. Pease, General Counsel

CITY OF COFFEYVILLE, KANSAS

ATTEST
(SEAL)
(CITY OF COFFEYVILLE, KANSAS)	By	/s/ Henry E. Schmidt
Henry E. Schmidt, Mayor
/s/ Donna Schoonover
Donna Schoonover, City Clerk

10-21-98
VRL
TO 138-13.8kV SUB
TO 138-13.8kV SUB
TO 138kV CAP BANK
B9
B2
B13S
B5E
B3E
B1E
B5
B3
B1
B5W
B3W
B1W
2000A BUS
BUS
1
2F
1200A
TRAP
LT
B4
1272 MCM
45/7 ACSR
138kV SOU
TO 345/13
DELAWARE
SUBSTATION
500/1000:5
SET 1000/5
3
MET.
138kV
INTERCHANGE
METERING
2000A.
500/1000:5
SET 1000/5
2F
1200A
TRAP
LT
B7
795 MCM
26/7 ACSR
138kV SOURCE
TO SOUTH
COFFEYVILLE
MET.
FUT.
B10
B10E
B8E
B8
B6
B8W
B6W
B6E
FUT.
B10W
TO 138-69kV SUB
TO 138-69kV SUB

METER TYPE
QUANTUM TYPE Q121
SWITCHBOARD/DRAWOUT CASE, 3 PHASE, 4 WIRE WYE, THREE CLASS 10,
120 RATED VOLTAGE, FORM 9DS, FIRMWARE ENHANCED, REMOVABLE
BATTERY, BACKLIT DISPLAY, I/O BOARD, MASS MEMORY BOARD,
CLOCK MODULE, QDIF BOARD

138kV POTENTIAL TRANSFORMER HIGH ACCURACY
KUHLMAN CAT. NO. L811200TO, 650 BIL
SINGLE BUSHING, OIL FILLED WITH SEC. & TER. WINDINGS
BURDEN: W,X,Y,Z,ZZ
RATIO: 700/1200 & 700/1200:1
ACCURACY: METER: 0.3% FOR W,X,Y & Z
0.15% FOR ZZ
VT 8500 VA TOTAL

138kV CURRENT TRANSFORMER, 650kV BIL
KUHLMAN CAT# L900500DOAXXX
BURDEN: 1.8/1.8
RATIO: 500/1000:5 DR
ACCURACY: METER: 0.15/0.15%
VOLTAGE: CLASS: 138,000 NSV
RATING: CT: RF=1.5

EXHIBIT A
CONTRACT FOR ELECTRIC SERVICE
BETWEEN
GRAND RIVER DAM AUTHORITY
&
CITY OF COFFEYVILLE, KANSAS

APPROVED BY THE GRDA BOARD OF DIRECTORS EFFECTIVE 04/19/95
EXHIBIT B
SCHEDULE SF
WHOLESALE SCHEDULED FIRM
Applicability
This rate schedule is applicable only to power and energy delivered by the Authority to Customers who purchase scheduled power and energy at Points of Delivery between the Authority’s system and an interconnected utility who has contracted to deliver the scheduled firm power and energy to the Customer. Further, this rate only applies when the Authority can utilize the existing system and is not required to expand or upgrade the existing transmission, transformation, or switching and regulation equipment to initially provide service to the Customer.
Monthly Rate

Demand Charge:	Per kilowatt for the maximum Demand $8.38	“I”
scheduled during the calendar month

Energy Charge:	Per kilowatt-hour for all scheduled energy
	$0.01789/kWh	“I”
Power Cost Adjustment
This rate is subject to the Power cost Adjustment set forth on Schedule PCA.
Other Taxes, Fees and Duties
The Customer shall pay, in addition to said rates and charges set forth on this schedule, such taxes, fees and duties as are or may be required to be collected by the Authority and paid over to the proper agency charged with the collection of such taxes, fees and duties.

APPROVED BY THE GRDA
BOARD OF DIRECTORS
EFFECTIVE 11-14-90
SCHEDULE PCA
POWER COST ADJUSTMENT
(Page 1 of 2)
APPLICATION OF THIS RATE
The Wholesale Power Rate for Resale and General Service rate schedules are subject to this Power Cost Adjustment Schedule.  The Power Cost Adjustment factor will be estimated and set for six-month periods.
DEFINITIONS
Six-Month Periods: The Six-Month Periods are defined as January through June and July through December for each calendar year and the applicable Power Cost Adjustment factor will be applied to energy consumed during each of these periods.
Base Power Cost: The Base Power Cost is set at $0.013 per kWh
Power Cost Adjustment: The Power Cost Adjustment will be determined by summing the Estimated Future Power Cost and the Unrecovered Power Cost, excluding the revenue and fuel costs associated with off-system sales and dividing that amount by the Estimated Future kWh Sales and subtracting from that result the Base Power Cost. (See Power Cost Adjustment formula following.)
Estimated Future Power Cost (EFPC): In January and July of each year, GRDA will estimate the cost of power in dollars for the following Six-Month Period. The cost-of-power estimate will he determined assuming availability of normal monthly hydro-electric kWh. The costs included in the estimate are costs which would be recorded as:
1) Fossil fuel for generation in Account 501 excluding, the cost of fossil fuel recovered through off-system sales; such sales to include economy energy sales and other energy sold on an economic dispatch basis; and
2) Purchased power in Account 555.

SCHEDULE PCA
(Page 2 of 2)
Six-Month Power Cost (SMPC): In January and July of each year, GRDA will determine the actual cost of power in dollars for the prior Six-Month Period. If actual power costs are not available for the latest month of the Six-Month Period, GRDA may estimate the power cost for that month. The costs included in the Six-Month Power Cost arc those costs recorded as:
1) Fossil fuel for generation in Account 501, excluding the cost of fossil fuel recovered through off-system sales; such sales to include economy energy sales and other energy sold on an economic dispatch basis; and
2) Purchased power in Account 555.
Estimated Future kWh Sales (EFkWhS): In January and July of each year, GRDA will estimate the kWh sales excluding off-system sales for that Six-Month Period.
Six-Month kWh Sales: In January and July of each year, GRDA will determine the actual kWh sales excluding off-system kWh sales for the prior Six-Month Period. If actual kWh sales are not available for the most recent month of the Six-Month Period, GRDA may estimate the kWh sales for that month.
Recovered Power Cost (RFC): Recovered Power Cost is determined by summing the Power Cost Adjustment and the Base Power Cost and multiplying the result by the Six-Month kWh Sales.
Unrecovered Power Cost: Unrecovered Power Cost is the difference between the Six-Month Power Cost and Recovered Power Cost and may be positive or negative.
Power Cost Adjustment Formula: The following formula is used to determine the Power Cost Adjustment Factor. The Power Cost Adjustment. Factor will be calculated to the nearest one-hundredth of a mill ($0.00001) per kWh.
PCA = [EFPC + SMPC-RPC] – $0.013/kWh
[EFkWhS]

RESOLUTION NO, R-99-05
     A RESOLUTION TO AUTHORIZE THE EXECUTION OF A “CONTRACT FOR ELECTRIC SERVICE” BY AND BETWEEN THE CITY OF COFFEYVILLE AND THE GRAND RIVER DAM AUTHORITY (GRDA) FOR FIRM PARTIAL REQUIREMENTS ELECTRIC POWER AND ENERGY.
     WHEREAS, the City purchases wholesale power and energy, and transmission capacity; and owns and operates its own generation, transmission, and distribution facilities to furnish retail electric service to the geographic area identified as the City’s Certified Electric Service Territory pursuant to K.S.A. 66-1170. et seq.; and
     WHEREAS, Farmland is constructing a Petroleum Coke Gasification to Nitrogen Fertilizer Facility (together with the associated BOC Air Separation Unit and any other related facilities, the “Facility”) in the City’s Certified Electric Service Territory1 and the area to be served that is specifically identified in footnote 1, which will be a retail customer of the City’s municipal electric utility; and
     WHEREAS, in order to provide retail electric service to the Facility the City must obtain additional electric transmission capacity, purchase or generate additional electric power and energy and construct additional electric transmission facilities.
     NOW, THEREFORE, BE IT RESOLVED by the Board of Commissioners of the City of Coffeyville that the Mayor and City Clerk be and are hereby authorized and directed to execute the “Contract for Electric Service,” attached hereto, by and between the City of Coffeyville and the Grand River Dam Authority (GRDA) subject to the execution of the “Electric Service Agreement” with Farmland Industries, Inc for their “Petroleum Coke Gasification to Nitrogen Fertilizer Facility”.
     ADOPTED THIS 31ST DAY OF MARCH, 1999
(SIGNATURES ARE ON THE NEXT PAGE)

[1]	The City of Coffeyville and Kansas Gas and Electric (KG&E) are currently working together to adjust their respective certified electric service territory boundaries to be consistent with the actual Farmland facilities being or to be served by each entity A portion of the Facility is located currently in the KG&E Certified Electric Service Territory. This portion of the facility is limited to the area bounded on the north and west by the SKO Shortline Railroad, on the east by Sunflower Street and on the south by the City’s Certified Electric Service Territory Boundary Line (160 feet north of the North Street right-of-way).

RESOLUTION NO. R-99-05	PAGE 2

/s/ Henry E. Schmidt Henry E. Schmidt, Mayor

/s/ Donna Schoonover Donna Schoonover, City Clerk

APPROVED AS TO FORM AND LEGALITY:

/s/ Paul Kritz Paul Kritz
City Attorney

RESTATED and AMENDED
INTERCONNECTION AGREEMENT
between
PUBLIC SERVICE COMPANY OF OKLAHOMA
and
CITY OF COFFEYVILLE, KANSAS
September 10, 2002

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. ii
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 1
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
RESTATED AND AMENDED
INTERCONNECTION AGREEMENT
BETWEEN
PUBLIC SERVICE COMPANY OF OKLAHOMA
AND
CITY OF COFFEYVILLE, KANSAS
     This RESTATED AND AMENDED INTERCONNECTION AGREEMENT, (including all Attachments, this “Agreement”) made as of the 10th day of September 2002 by and between Public Service Company of Oklahoma (PSO), an Oklahoma corporation, and the City of Coffeyville (CITY), Kansas, a Kansas Municipal Corporation, doing business as a Municipal Electric System, hereafter individually referred to as “Party” and collectively referred to as “Parties.”
WITNESSETH:
     WHEREAS, CITY and PSO entered into an interconnection agreement dated March 31, 1999 (the “1999 Agreement”) allowing CITY to connect 10 5 miles of new 138 kV line and a new substation (described in Attachment A) to the PSO System for the purpose of serving load up to 114 MW to be located within the CITY through the use of the PSO System; and
     WHEREAS, CITY and PSO have built the respective facilities described in Attachment A to facilitate the existing connection; and
     WHEREAS, CITY has executed a 20-year transmission service agreement for point-to-point service as offered under the transmission tariff of general applicability under which PSO offers open access transmission service over its facilities; and
     WHEREAS, CITY currently has connected to Westar Energy an electrical system (the “remaining electrical system”) comprised of two generators (15 and 38 MW), two substations, and three 69 kV lines that currently serves CITY’s retail customers; and,
     WHEREAS, CITY and PSO now desire to amend the 1999 Agreement to facilitate the transfer of CITY’s remaining electrical system from the system of Westar Energy to that of PSO; and,

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 2
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
     WHEREAS, CITY and PSO agree to amend this Agreement should the CITY or CITY’s customers connect additional generation capacity to the CITY’s electrical system; and,
     WHEREAS, Order No. 614 of the Federal Energy Regulatory Commission requires that, in order to amend the 1999 Agreement, PSO must simultaneously restate and integrate the 1999 Agreement and any such amendment into a single integrated agreement; and,
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein considered, the Parties hereto mutually contract and agree as follows:
ARTICLE I – DEFINITIONS
1.1	“AEP West Zone Operating Companies” shall mean Public Service Company of Oklahoma, Southwestern Electric Power Company, Central Power and Light Company, and West Texas Utilities Company.
1.2	“AEP Tariff” shall mean the Open Access Transmission Service Tariff under which the AEP (American Electric Power Company, Inc. ) West Zone Operating Companies offer open access transmission service, as filed with FERC, as amended or supplemented from time to time.
1.3	“CITY’s Interconnection Facilities” shall mean all protection and control equipment, circuit breakers, disconnect switches and related equipment and facilities that are part of the Interconnection Facilities and that CITY may own or operate and maintain, as such are so designated and described in Attachment A.
1.4	“Control Area” shall mean an electric system capable of regulating its generation in order to maintain and control its electric energy interchange schedule with other electric systems and contribute its frequency bias obligation to the electric grid.
1.5	“FERC” shall mean the Federal Energy Regulatory Commission, or any successor thereto.
1.6	“Force Majeure” shall mean any unforeseeable cause beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure, including but not limited to acts of God, strike (including that by vendor personnel), flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, change in law or applicable regulation subsequent to the date hereof and action or inaction by any federal, state or local legislative, executive, administrative judicial agency or body which, in any of the foregoing cases, by exercise of due foresight such Party could not reasonably have been expected to avoid, and which, by the exercise of due diligence, it is unable to overcome.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 3
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
1.7	“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

1.8	“Interconnection Facilities” shall mean all equipment and facilities that are necessary or desirable under Good Utility Practice to interconnect the CITY to the PSO System economically, reliably and safely, including all connection, switching, metering, transmission, distribution, safety, engineering, communication, and protective equipment. The Interconnection Facilities are more particularly described in Attachment A.

1.9	“Interconnection Point” shall mean the point, shown in Attachment A, where the CITY’S Interconnection Facilities are interconnected with the PSO System.

1.10	“Party” shall mean a party to this Agreement named in the preamble, above, or any permitted assignees.

1.11	“PSO System” shall mean the integrated system of electrical generation, transmission and distribution facilities, and all equipment and facilities ancillary thereto, owned and/or operated by PSO.

1.12	“SPP” shall mean the Southwest Power Pool, one of the regional reliability councils of NERC formed to promote reliability and adequacy of bulk power supply of the electric utility systems in North America, or any successor to the functions thereof.

1.13	“SPP Tariff” shall mean the Open Access Transmission Service Tariff under which the SPP offers regional open access transmission service, as filed with FERC, as amended or supplemented from time to time.
ARTICLE II – SERVICES TO BE RENDERED
2.1	The specific services to be rendered by each Party under this Agreement to the other in furtherance of the purposes of the Parties in establishing and maintaining the interconnection will vary from time to time during the term hereof, and the terms, conditions, and rates applicable to such services must necessarily depend upon the conditions from time to time existing. Such specific services and the terms, conditions, and compensation applicable thereto will be set forth in service schedules

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 4
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
from time to time duly executed and delivered by the Parties. Such service schedules shall become part of this Agreement during the respective periods provided therein.

2.2	No undertaking by one Party to the other Party under any provision of this Agreement shall constitute the dedication of electric facilities, or any portion thereof, to any person, entity, or Party. This Agreement is for the specific services as set forth herein or in any service schedules that become part of this Agreement.

2.3	This Agreement provides for the interconnection of the City’s Interconnection Facilities with the PSO System as set forth and defined in Appendix A. Nothing in this Agreement obligates PSO to provide, or entitles City to receive, any transmission service or other service unless otherwise expressly provided for herein. City is responsible for making the arrangements necessary for it to receive any other service that it may desire from PSO or any third party. Any transmission service or ancillary service obtained by City from PSO shall be governed by the provisions of the AEP Tariff under which the AEP West Zone Operating Companies offer such transmission and ancillary services.
ARTICLE III – INTERCONNECTION POINT
3.1	A 138 kV alternating current transmission interconnection shall be established utilizing facilities constructed in accordance with Attachment A. The Interconnection Point shall be the point where CITY’s 138 kV transmission lines terminate at the dead end structure in PSO’s 138 kV transmission lines located in Kansas near the Kansas-Oklahoma border as specifically described in Attachment A.

3.2	The Interconnection Point established under this Agreement and the associated Interconnection Facilities shall be for the mutual benefit of the Parties in carrying out the purposes of this Agreement. To the extent the SPP provides the proper revenue information, AEP will reduce the charge that is imposed on the CITY under the service agreement dated March 31, 1999 under the AEP Tariff by the amount paid to AEP by the SPP for flows on the Coffeyville line for point-to-point service under the SPP Tariff. The Parties specifically agree that the CITY’s Interconnection Facilities were not jointly planned with PSO’s System and are not integrated into the planning or operations of PSO to serve PSO’s customers or the customers of any of the AEP West Zone Operating Companies.

3.3	The Parties recognize that difficult operational and technical problems may arise in the control of voltage and harmonics and that successful operation can only be accomplished through the cooperation of the Parties respective operating personnel. Such operating personnel shall cooperate with each other to control voltage, harmonics, and the flow of reactive kilovolt-amperes from one system to the other system so that the delivery and receipt of power and energy may be accomplished with the least interference with any interchange or the operation of any

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 5
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
interconnection agreement which PSO may have with any third patty Neither Party shall be obligated in connection with any operation hereunder to carry abnormal reactive current for the other Party or to correct harmonics originating in the facilities of the other Party. CITY shall maintain the power factor at the Interconnection Point as near unity as practical. Should the power factor fall below 98% lagging during PSO System peak load conditions, and PSO notifies CITY of such condition, CITY shall with due diligence take all actions to correct the condition.

3.4	CITY and PSO will cooperate to resolve operational and other problems as they may arise from time to time. The Parties shall develop detailed operating, scheduling, control, and such other procedures as needed to provide for the performance of this Agreement and day-to-day operations. The provisions of this Agreement shall not be amended by such procedures.
3.5	Each Party shall provide data as reasonably requested by the other Party to permit the requesting Party to conduct operating and system studies to determine thermal, stability, and voltage limits for normal and emergency operation.
3.6	CITY shall provide the necessary communication, telemetering, metering, control, protective relaying, reactive compensation, and such other equipment as may be necessary for establishing and operating the Interconnection Point. Such facilities shall be paid for by CITY.
3.7	Telemetering of megawatt, megavar, and megawatt-hour data (analog and digital) from the Interconnection Point to the PSO System Control Center shall be provided by CITY to PSO and GRDA or other power suppliers in a manner and form needed for successful system operation and power accounting as determined by PSO. CITY shall be responsible for the installation of and costs associated with such telemetering facilities. Prior to utilizing the Interconnection Point, CITY agrees to: (a) have all such necessary analog and digital telemetering equipment in service; or (b) use the appropriate static scheduling procedures and other required ancillary services listed in the AEP Tariff.
3.8	CITY agrees that it will not interconnect or operate any part of its system connected to PSO in parallel or in synchronism with any other electric system (whether such other electric system is supplied with power and energy by CITY, a third party or from another point of connection with PSO) unless and until PSO and CITY have agreed to written procedures covering any such synchronous or parallel operation, and have agreed to rates, terms, and conditions of service necessary for such operation. Such procedures, rates, terms, and condition shall include, among other things, appropriate provisions to protect the reliability of each Party’s system and to provide for the recovery of the costs incurred by PSO and costs for additional facilities installed by PSO to permit such synchronous or parallel operation.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 6
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
3.9	The short circuit currents available at the Interconnection Point from the PSO System and the total bulk electric system network of which PSO is a part may increase in the future above those values existing when the Interconnection Point is established PSO shall have no responsibility to control or limit the available short circuit currents at the Interconnection Point. CITY shall have the responsibility to maintain the adequacy of CITY’s electric system short circuit capability as the available short circuit currents change from time to time.
3.10	So long as CITY’s electric system is connected to the PSO System, all switching or operational changes involving the CITY’s Interconnection facilities shall be coordinated with the PSO System dispatcher and shall only be made with the PSO System dispatcher’s knowledge and concurrence.
ARTICLE IV – FACILITIES
4.1	CITY shall construct, own, operate, and maintain at its expense all 138 KV transmission and substation facilities in the State of Kansas, as required For the interconnection as shown on Attachment A.
4.2	PSO shall own and maintain at its expense the Interconnection Facilities in the State of Oklahoma on PSO’s side of the ownership dividing line as shown on Attachment A.
4.3	CITY shall construct and install the CITY’s Interconnection Facilities in a manner to meet all applicable national, state, and local construction and safety codes and in accordance with the specifications approved by PSO pursuant to Section 4.5.
4.4	PSO reserves the right to review and inspect all aspects of the design and construction of CITY’s protective equipment and CITY’s Interconnection Facilities which could have a direct affect on PSO’s service to PSO’s other customers of the safety of PSO personnel. Such review may include specifications for CITY’s. Protective Equipment and CITY’s Interconnection Facilities, including without limitation, any material improvements, additions, modifications, replacements of other material changes to equipment, electrical drawings and one-line diagrams. CITY may be required to provide PSO with as-built drawings which will be of good engineering quality and which may include:
(i)	One line diagram showing the connections between the CITY and the PSO System;

(ii)	Three line diagrams showing current and potential circuits for protective relays;

(iii)	Relay tripping and control schematic diagram; and

(iv)	Instruction books for system protection elements

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 7
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
PSO reserves the right to approve the proposed settings for relays specified by CITY where such approval shall not be unreasonably withheld, conditioned, or delayed.

PSO’s design review and approval of CITY’s proposed settings, is limited to the purpose of ensuring the protection and control of the PSO System and shall not be construed as confirming or endorsing the design of CITY’s protective equipment, CITY’s Interconnection Facilities, or as a warranty of any type, including safety, durability or reliability thereof.

4.5	CITY shall notify PSO before making any modifications to its facilities connected to PSO of which CITY has ownership or control PSO shall have a reasonable time, not to be less than 3 months, after receipt of such notice to object to CITY’s planned modifications on the basis that the protection or reliability of the PSO System would be jeopardized by such modifications. All modifications to the CITY’s Interconnection Facilities shall be subject to PSO’s approval.
ARTICLE V – METERING
5.1	Electric metering equipment for measurement of power and energy being delivered at the Interconnection Point as contemplated by this Agreement shall be installed, owned and maintained by CITY. Metering accuracy potential and high accuracy metering current transformers shall be installed by CITY, and shall be owned and maintained by City. Such metering-accuracy potential and current transformers shall be installed in the CITY 138 kV substation.

5.2	Electric metering equipment shall be inspected and tested at least once every year or as mutually agreed by the Parties. The CITY shall provide two weeks notice to the other Party when meters are to be tested or when changes in metering are to be made so that the other Party may provide a witness to the test or to changes in metering. After proper notification to the other Party, the owner may proceed with the scheduled tests or work regardless of whether a witness is present.

5.3	Overall metering accuracy, which includes errors in current and potential transformers and errors in meters, shall be maintained so that errors in registration shall not exceed plus or minus 1%. Should an error in registration which exceeds 1% be found in the measurement of such power and energy, notice shall be given to the other Party and adjustments shall be made in the power accounting. Such adjustments shall be given for the period of inaccuracy that is definitely known, or if not known, then for one-half the period since the date of the last meter test.

5.4	Should metering equipment fail to register or be so erratic as to make registrations meaningless, the quantities of power and energy delivered and received shall be determined by mutual agreement of the Parties based upon the best available data.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 8
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
ARTICLE VI – GOOD UTILITY PRACTICE
6.1	The Parties agree to conduct their affairs under this Agreement in accordance with Good Utility Practice.
ARTICLE VII – RIGHT OF ACCESS
7.1	CITY shall permit duly authorized representatives and employees of PSO to enter upon CITY’s premises for the purpose of reading or checking meters, installing, inspecting, testing, repairing, renewing or exchanging any or all of the equipment owned by PSO, if any, located on such premises, or for the purpose of performing any other work necessary in the performance of this Agreement.

7.2	Each Party grants permission to the other to install, maintain and operate, or cause to be installed, maintained and operated, on its premises the necessary equipment, apparatus and devices required for the performance of this Agreement.
ARTICLE VIII – RIGHT OF REMOVAL
8.1	Except as provided in this Agreement, any and all equipment, apparatus, and devices placed or installed, or caused to be placed or installed, by one Party on or in the premises of the other Party, shall be and remain the property of the Party owning and installing such equipment, apparatus, devices, or facilities, regardless of the mode or manner of annexation of attachment to real property. Upon the termination of this Agreement, the Party owning and installing such equipment, apparatus, devices or facilities, shall have the right to enter upon the premises of the other and shall, within a reasonable time, remove such equipment, apparatus, devices, or facilities; provided, however, that the Party removing such equipment, apparatus devices, or facilities shall repair or replace any damage caused to the property of the other Party by such removal, normal wear and tear excepted.
ARTICLE IX – CONTINUITY OF-SERVICE
9.1	Each Party reserves the right without liability on its part to suspend any and all service as specifically provided by the Agreement to the other Party at such times and for such periods and in such manner as it may deem advisable for the purpose of making necessary adjustments or additions to, changes in, or repairs on, its generation facilities, lines, substations, or other facilities, and in cases where, in the opinion of the Party suspending or interrupting service, the continuance of service to the other Party would endanger persons and property. Neither Party shall be liable to the other for loss or damage arising from suspension or interruption of services to be provided

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 9
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
herein. Any Party suspending or interrupting service shall use its best efforts to provide the other Party with reasonable notice of such action and shall exercise due diligence to remove the cause for such action.

9.2	In the event of an adverse condition or disturbance on the system of PSO, or on any other system directly or indirectly interconnected with the system of PSO, which involves automatic or manual interruption of the supply of electricity to some customers or areas in order to limit the extent of damage to PSO or others resulting from the adverse condition or disturbance, or to prevent damage to generating or transmission facilities, or to expedite restoration of service, PSO may, without incurring liability, interrupt or curtail service to CITY and take such other action as appears reasonably necessary. PSO shall use its best efforts to provide CITY with reasonable notice in the event of such service suspension and shall exercise due diligence to remove the cause of such suspension.
ARTICLE X – LIABILITY
10.1	For all purposes of this Agreement, CITY assumes all responsibility for electricity on CITY’s side of the Interconnection Point, and PSO shall not be liable for damages to the person or property of CITY or its respective employees or any other persons resulting from the use or presence of electricity on CITY’s side of the Interconnection Point.

10.2	For all purposes of this Agreement, PSO assumes all responsibility for electricity on PSO’s side of the Interconnection Point, and CITY shall not be liable for damages to the person or property of PSO or its respective employees or any other persons resulting from the use or presence of electricity on PSO’s side of the Interconnection Point.

10.3	CITY hereby agrees to indemnify and hold harmless PSO, its directors, officers, employees, agents, and representatives and directors, officers, employees, agents and representatives of PSO’s affiliates, against and from any and all claims, demands, causes of action, losses and liabilities (including any cost and expense of litigation and reasonable attorneys fees incurred by PSO in defending any action, suit or proceeding, provided that PSO afforded CITY a reasonable opportunity in such action, suit or proceeding to conduct PSO’s defense and to approve any settlement agreements) for or on account of injury, bodily or otherwise, to, or the death of, persons, or for damage to, or destruction of, property belonging to PSO or others, to the extent that such injury or harm is caused by or arises from: (a) facilities, property and equipment owned or controlled by CITY, or CITY’s operation and maintenance thereof; or (b) the use or presence of electricity on CITY’s side of the Interconnection Point except to the extent that such claims, demands, causes of action, losses and liabilities are attributable to the negligence or fault of PSO or its directors, officers, employees, agents, or representatives.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 10
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
10.4	PSO hereby agrees to indemnify and hold harmless the CITY, its directors, officers, employees, agents, and representatives, against and from any and all claims, demands, causes of action, losses, and liabilities (including any cost and expense of litigation and reasonable attorneys fees incurred by CITY in defending any action, suit or proceeding, provided that CITY afforded PSO a reasonable opportunity in such action, suite or proceeding to conduct CITY’s defense and to approve any settlement agreements) for or on account of injury, bodily or otherwise, to, or the death of, persons or for damage to, or destruction of, property belonging to CITY or others, to the extent that such injury or harm is caused by or arises from facilities, property and equipment owned or controlled by PSO and located within the PSO Control Area or on PSO’s side of the Interconnection Point or PSO’s operation and maintenance thereof, except to the extent that such claims, demands, causes of action, losses and liabilities are attributable to the negligence or fault of CITY or its directors, officers, employees, agents, or representatives.
ARTICLE XI – NOTICES
11.1	Unless otherwise provided, any notice, demand or request provided for in this Agreement shall be in willing and shall be deemed properly served, given, or made if delivered in person or sent by registered or certified mail, postage prepaid, addressed to the Party being notified as listed below at the then current address:

Director, Transmission and Interconnection Services
American Electric Power, Inc.
Overnight:	1 Riverside Plaza
Columbus, OH 43215
U.S. Mail:	1 Riverside Plaza
Columbus, OH 43215

City Manager
City of Coffeyville
Overnight:	7TH and Walnut
U. S. Mail:	Coffeyville, KS 67337 P.O. Box 1629
Coffeyville, KS 67337-0949
Addresses shall be kept current by written notice made in the manner provided above for any written notice.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 11
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
ARTICLE XII – WAIVERS
12.1	A waiver at any time by either Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter Any delay in asserting of enforcing any right shall not be deemed a waiver of such right.
ARTICLE XIII – REGULATION
13.1	This Agreement, and ail obligations hereunder, are expressly conditioned upon the granting of any approval, authorization or acceptance for filing by any regulatory body as may be required by law.

13.2	This Agreement and all obligations hereunder are expressly made subject to the rules and regulations, as in effect from time to time, of any and all regulatory bodies having jurisdiction in the premises.

13.3	Service under this Agreement shall not commence unless and until FERC has issued an order accepting this Agreement for filing and assigning an effective date for such Agreement.

13.4	PSO shall file this Agreement with FERC and request that this Agreement be made effective immediately Before PSO files this Agreement, CITY shall supply to PSO a letter in a form acceptable to PSO’s counsel expressing CITY’s concurrence in this Agreement, filing of this Agreement and the effectiveness of this Agreement Such letter shall be included by PSO as a part of its filing with the FERC of this Agreement, CITY shall pay, or reimburse PSO if it pays, any filing fees due and payable with respect to the filing of this Agreement, or any amendment to this Agreement hereafter made, and reasonable attorneys fees incurred by PSO associated with making all required regulatory filings.

13.5	Nothing contained in this Agreement shall be construed as affecting or limiting in any way the right of PSO unilaterally to file with the FERC or any successor regulatory agency having jurisdiction, changes in terms, conditions, or any provisions or services provided under this Agreement pursuant to Section 205 of the Federal Power Act and pursuant to the FERC’s rules and regulations. Should a change in rate or other provisions regarding billing or compensation or service become effective during the term of this Agreement or the term of any service schedule that may from time to time be effective under this Agreement, PSO shall bill CITY, and CITY agrees to pay for service, at such changed rate or rates.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 12
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
ARTICLE XIV – RELATION TO OTHER AGREEMENTS
14.1	It is recognized that each of the Parties is a Party to agreements with other parties which may provide for various other electrical services. This Agreement shall not affect the obligations or of either of the Parties with respect to such other agreements.

14.2	This Agreement is not intended to and shall not create rights of any character whatsoever in favor of any person, corporation, association, or entity other than the Parties to this Agreement, and the obligations herein assumed are solely for the use and benefit of the Parties to this Agreement, their successors in interest, or assigns.
ARTICLE XV – ASSIGNMENT
15.1	This Agreement shall inure to the benefit of and be binding upon the successors in interest and assigns of the respective Parties, but neither Party shall assign this Agreement, in whole or in part, without the prior written consent of the other, and such consent shall not be unreasonably withheld, and shall be given, or written notice that consent is being withheld shall be given, within twenty (20) days of any request therefor; provided, however, that PSO shall have the right to assign its rights and obligations hereunder to any other entity the majority of the common stock of which is owned by American Electric Power, Inc or its successor without the prior written consent of CITY.

15.2	Notwithstanding any such transfer or assignment, PSO and CITY shall, in all instances, remain primarily liable for and guarantors of their respective obligations under this Agreement, unless otherwise agreed to by the other Party.
ARTICLE XVI – RELATIONSHIP OF THE PARTIES
16.1	The covenants, obligations, and liabilities of the Parties shall be several and not joint or collective. Each Party shall be individually responsible for its own covenants, obligations, and liabilities as herein provided. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a partnership, association, joint venture or trust, as imposing a trust or partnership covenant, obligation, or liability on or with regard to any one or more of the Parties, nor as rendering the Parties liable as partners or trustees. No Party shall be under the control of or be deemed to control any other Party. Except as otherwise provided herein, no Party as such shall be the agent of or have a right or power to bind any other Party.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 13
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
ARTICLE XVII – FORCE MAJEURE
17.1	Neither Party shall be considered to be in default in respect to any obligation hereunder if prevented from fulfilling such obligation by reason of an occurrence of Force Majeure, provided the Party suffering such occurrence of Force Majeure shall act prudently to remove with reasonable dispatch the cause or causes thereof.

17.2	In the event of either Party being rendered unable, wholly or in part, by an occurrence of Force Majeure to perform any of its obligations under this Agreement (other than obligations to pay costs and expenses due), upon such Party’s giving notice and full particulars of such occurrence of Force Majeure in writing or by telephone to the other Party as soon as reasonably possible after the occurrence of the cause relied upon, the obligations of the Party giving such notice, so far as they are affected by such occurrence of Force Majeure, shall be suspended during the continuance of any inability of performance so caused, but for no longer period. Telephone notices given under the provisions of this Section 16.2 shall be confirmed in writing as soon as reasonably possible and such written confirmation shall specifically state the full particulars of the occurrence of Force Majeure, the time and date when the occurrence of Force Majeure occurred, the course of action to be taken by the affected Party to minimize the effects caused by the occurrence of Force Majeure and when the occurrence of Force Majeure ceased or is expected to cease. This Agreement shall not be terminated by reason of any such cause, but shall remain in full force and effect. Nothing contained herein shall be construed so as to require a Party to settle any strike, lockout, work stoppage or any industrial disturbance or dispute in which it may be involved, or to seek review of or take an appeal from any administrative or judicial action. Any Party rendered unable to fulfill any of its obligations under this Agreement by reason of an occurrence of Force Majeure shall exercise due diligence to remove such inability with all reasonable dispatch, and will inform the other Party on a regular basis of its progress in accomplishing the removal of such inability to perform.

17.3	Nothing in this Article XVI shall excuse the obligation of either Party to make any payments as required to be made under this Agreement.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 14
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
ARTICLE XVIII – DEFAULTS AND REMEDIES
18.1	It shall be an “Event of Default” in respect of a Party under this Agreement, if a Party shall fail in any material respect to comply with, observe or perform, or default in the performance of, any covenant or obligation under this Agreement or if any representation or warranty made herein by a Party shall fail to be true and correct in all material respects, and after receipt of written notice, such failure shall continue for a period of thirty (30) days.
18.2	If an Event of Default shall occur and be continuing, the non-defaulting Party may, by notice, terminate this Agreement as of the date such notice is sent or if the non- defaulting Party is PSO, PSO may at its election terminate CITY’s interconnection with the PSO System. In addition to the rights and remedies described in this Agreement, the non-defaulting Party may exercise, at its election, any right or remedy it may have at law or in equity, including but not limited to compensation for monetary damages, injunctive relief and specific performance.
ARTICLE XIX – TERM
19.1	This Agreement shall become effective as of the date written below, subject to its acceptance without change or condition by the FERC.

19.2	This Agreement shall remain in effect until July 1, 2019, unless extended, or unless terminated by mutual agreement.

19.3	Upon the termination of this Agreement, the Parties shall discontinue the use of the facilities of the other and the Parties shall disconnect the Interconnection Point.
ARTICLE XX – MISCELLANEOUS PROVISIONS
20.1	The captions and headings appearing in this Agreement are inserted merely to facilitate reference and shall have no beating upon the interpretation thereof.

20.2	This Agreement shall not be amended without the consent of all the Parties expressed in a written instrument executed by duly designated and authorized representatives of the Parties.

20.3	This Agreement shall be governed by the laws of the Stale of Oklahoma, except as to matters exclusively controlled by the Constitution and laws of the United States of America. The Parties hereby submit to the jurisdiction of the courts located in Tulsa County, Oklahoma with venue stipulated to be in Tulsa, Oklahoma.

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002

Public Service Company of Oklahoma	Original Sheet No. 15
Restated and Amended Coffeyville Interconnection Agreement
First Revised FERC Rate Schedule No. 142
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above

ATTEST:		PUBLIC SERVICE COMPANY OF OKLAHOMA

By

Name:		Name:	Richard P. Verret

Title:		Title:	Vice President

ATTEST:		CITY OF COFFEYVILLE, KANSAS

By

Name:	Cindy Price	Name:	David Baldwin
Title:	City Clerk	Title:	Mayor

Issued by:	J. Craig Baker, Senior Vice President
Regulation and Public Policy
Issued on:	September 30, 2002	Effective: October 1, 2002